Exhibit 10.6

Execution Version

REFERENCE DATA

LEASE

The following terms shall have the following meanings when used in the attached Lease and this Reference Data section is hereby incorporated into and made a part of this Lease:

SUBLESSOR:	200 INTERNATIONAL LIMITED PARTNERSHIP, a Delaware limited partnership, or an assignee of 200 International Limited Partnership that is an affiliate of or other entity controlled by 200 International Limited Partnership, Two International Group LLC and/or Cy Gregg and Daniel Plummer, or an entity in which Cy Gregg and Daniel Plummer are the general partners; provided that Sublessor shall provide written notice to Sublessee prior to designating any such assignee.

SUBLESSOR ADDRESS:	One New Hampshire Avenue Suite 101 Portsmouth, New Hampshire 03801

SUBLESSEE:	TissueLink Medical, Inc, a Delaware corporation.

SUBLESSEE ADDRESS:

Prior to the Rent Commencement Date:

Suite 400

One Washington Center

Dover, NH 03820

After the Rent Commencement Date:

180 International Drive

Pease International Tradeport

Portsmouth, New Hampshire 03801

BUILDING:	The building to be constructed, located at and known as 180 International Drive, Pease International Tradeport, Portsmouth, New Hampshire as provided herein containing approximately 55,000 square feet as measured pursuant to the Measurement Method, which is to be located on the Lot. The Building and the Lot are more particularly described in Article 1 and are further defined in Section 1.7. A concept site plan showing the approximate location of the Building and the outline of the Lot is attached hereto as Exhibit A. The number of square feet contained in the Building is subject to being confirmed and adjusted pursuant to Section 1.4 hereof. As used herein and in the Lease in reference to the size of the Building or any other building or improvements, the term “square feet” shall mean the square footage thereof as determined and measured in accordance with the Measurement Method.

PREMISES:	100% of the Building. The actual number of square feet contained in the Building is subject to being confirmed and adjusted pursuant to Section 1.4 hereof. Appurtenant to the Premises is the exclusive right to use the Common Facilities on the Lot together with such other appurtenant rights as are set forth in the Lease.

PDA:	The Pease Development Authority and its successors and assigns as the body overseeing development of the Pease International Tradeport

EXECUTION DATE:	February 27, 2008

TERM COMMENCEMENT DATE:	The Term Commencement Date shall be the Execution Date.

RENT COMMENCEMENT DATE:	The Rent Commencement Date shall be the earlier to occur of (i) the date on which Sublessor has obtained a permanent certificate of occupancy for the entire Premises and Sublessee has commenced using the Premises for its normal and usual business operations, and (ii) thirty (30) days after the Delivery Date.

BASE TERM:

To commence on the Term Commencement Date and expire at 11:59 p.m. on the date that is the last day of the one hundred twentieth (120th) full calendar month immediately following the Rent Commencement Date (the “Base Term”), subject to earlier termination or extension as provided herein. It being agreed and understood that if the Rent Commencement Date is other than the first day of a calendar month, then the partial calendar month between the Rent Commencement Date and the first day of the next calendar month shall be included in the Base Term.

For example, if the Rent Commencement Date occurs on October 15, 2008, the Base Term of this Lease shall expire on October 30, 2018.

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EXTENSION OPTIONS:	Two options to extend the Base Term for five (5) years each (each, an “Extension Term”).

SECURITY DEPOSIT:	Initially, $2,000,000 in the form of a Letter of Credit as provided in Article 40. The amount of Letter of Credit is subject to reduction, and the requirement to provide a security deposit is subject to termination, as provided in Article 40.

TERM OF THIS LEASE:	The Base Term plus any Extension Term or any other extension or renewal of the Base Term.

FIXED RENT:

No Fixed Rent or Additional Rent shall be due or payable hereunder for the period commencing on the Term Commencement Date through and including, the day prior to the Rent Commencement Date. For the period beginning on the Rent Commencement Date through and including the last day of the twelfth (12th) full calendar month immediately following the Rent Commencement Date (this period shall include the partial calendar month between the Rent Commencement Date and the first day of the first full calendar month immediately following the Rent Commencement Date if the Rent Commencement Date is other than the first day of a calendar month), the Fixed Rent shall be based upon a rate of $12.25 per square foot contained in the Building per annum (the “Fixed Rental Rate”) and shall equal $673,750.00 per annum payable in equal monthly installments of $56,145.83 (equitably pro-rated for any partial calendar month within this period), assuming the Building contains 55,000 square feet. The Fixed Rental Rate is subject to adjustment if Sublessee elects to include Sublessee’s Contribution Costs in the Fixed Rental Rate as provided in Exhibit D. The Fixed Rent for this period is subject to being confirmed and further adjusted in accordance with Section 1.4 hereof if the square footage of the Premises is determined to be other than 55,000 square feet as determined by the Measurement.

Thereafter, beginning on the first day of the thirteenth (13th) full calendar month immediately following the Rent Commencement Date (the “First Adjustment Date”)

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and thereafter on each subsequent anniversary of the First Adjustment Date (each such anniversary of the First Adjustment Date being an “Adjustment Date”) falling within the Base Term, the Fixed Rental Rate and, correspondingly, the Fixed Rent, payable under this Lease by Sublessee shall be adjusted by an amount (each, an “Adjustment”) equal to the Fixed Rental Rate payable for and with respect to the immediately preceding twelve (12) calendar month period multiplied by the percentage change in the Consumer Price Index (as hereafter defined) during the immediately preceding 12 calendar month period multiplied by the square feet in the Premises (in the case of the Adjustment to be made on the First Adjustment Date the comparison of the Consumer Price Index shall be between the monthly Consumer Price Index last published immediately prior to the Rent Commencement Date and the monthly Consumer Price Index last published immediately prior to the First Adjustment Date) and this process shall be repeated on each subsequent Adjustment Date using the Fixed Rental Rate payable for the immediately preceding 12 calendar month period and the monthly Consumer Price Index last published immediately prior to commencement of such 12 calendar month period immediately preceding the applicable Adjustment Date and the monthly Consumer Price Index last published immediately prior to such Adjustment Date for which an Adjustment to the Fixed Rent Rate is being made such that beginning with the First Adjustment Date and thereafter on each Adjustment Date falling thereafter during the Base Term, the Fixed Rental Rate shall be subject to adjustment based on the applicable percentage change in the Consumer Price Index over the immediately preceding 12 calendar month period multiplied by the Fixed Rental Rate payable during such 12 calendar month period.

As used herein, the term “Consumer Price Index” shall mean the Consumer Price Index (1982-84=100) all items for Urban Wage Earners and Clerical Workers published by the Bureau of Labor and Statistics of the United States Department of Labor for Boston, MA (or if there ceases to be any such publication, Sublessor may employ any other substantially equivalent index reasonably selected by Sublessor and generally recognized governmental index to measure changes in the cost of living for the region currently covered in the Boston, MA index).

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In the event that on any Adjustment Date on which the Fixed Rental Rate and Fixed Rent are subject to Adjustment as provided above, the Fixed Rental Rate and Fixed Rent for such period shall not yet have been determined in accordance with the foregoing calculations, then beginning on the applicable Adjustment Date and until such adjusted Fixed Rental Rate and Fixed Rent are determined, the monthly payment of Fixed Rent for such period for which an Adjustment is being made but not yet determined, shall be in the monthly amount applicable to the calendar month immediately preceding the applicable Adjustment Date for which such Adjustment is to be made with any shortfall or overpayment to be made or credited on the date which is the next date for the payment of Fixed Rent after the determination of the actual amount of the Fixed Rent as adjusted by the applicable Adjustment for such period is made.

All such Fixed Rent set forth above as adjusted hereby from time to time shall be payable beginning on the Rent Commencement Date and thereafter on the first business day of each calendar month during the Base Term at the address from time to time designated by Sublessor for the payment of Fixed Rent and Additional Rent under this Lease. In no event shall the Fixed Rental Rate as adjusted with respect to any 12 calendar month period during the Base Term be less than the Fixed Rental Rate payable for the period from the Rent Commencement Date through, but not including, the First Adjustment Date whether or not there shall be a decrease in the Consumer Price Index. Further notwithstanding the foregoing, in no event shall the amount of any annual Adjustment to the Fixed Rental Rate exceed the lesser of (i) the Adjustment based on the applicable percentage change in the Consumer Price Index as set forth above or (ii) 3% of the Fixed Rental Rate for the first lease year (i.e. $0.3675 assuming a Fixed Rental Rate of $12.25 per square foot).

[End of Reference Data]

5

LEASE

BETWEEN

200 INTERNATIONAL LIMITED PARTNERSHIP, a Delaware limited partnership,

AS SUBLESSOR,

AND

TISSUELINK MEDICAL , INC., a Delaware corporation,

AS SUBLESSEE,

DATED AS OF February 27, 2008

TABLE OF CONTENTS

1.	DEMISED PREMISES		1

	1.1	Premises	1
	1.2	Ground Lease; Condominium and Other Restrictions	2
	1.3	Delivery	4
	1.4	Measurement; Premises and Building	4
	1.5	Right of First Opportunity With Respect to New Buildings Prior to Construction	4
	1.6	Additions to the Building	5
	1.7	Certain Definitions	6

2.	TERM		6

	2.1	Base Term	6
	2.2	Extension Terms	6

3.	CONSTRUCTION OF BUILDING; MILESTONE DATES; FAILURE TO MEET MILESTONE DATES.		8

	3.1	Construction Commencement and Substantial Completion	8
	3.2	Construction of Building and Common Facilities	9
	3.3	Costs and Obligations of Sublessee	9
	3.4	Cooperation	9
	3.5	Termination Rights	9
	3.6	Rent Abatement For Delay	10
	3.7	Permits and Approvals; Delivery of As-Built Drawings	11
	3.8	Certain Definitions	11

4	RENT		12

	4.1	Rent	12

5.	OPERATING EXPENSES AND REAL ESTATE TAXES		13

	5.1	Payment of Operating Expenses.	13
	5.2	Operating Expenses Definition.	14
	5.3	Real Estate Tax Definition	19

6.	PLACE OF PAYMENT OF RENT		20

7.	QUIET ENJOYMENT		20

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8.	USE OF THE PREMISES		21

9.	ALTERATIONS		22

10.	MAINTENANCE AND REPAIRS		23

11.	INDEMNIFICATION; INSURANCE		24

	11.1	Indemnification	24
	11.2	Sublessee’s Insurance	25
	11.3	Sublessor’s Insurance	26
	11.4	Waiver of Subrogation	26

12.	DAMAGE TO THE PREMISES		27

	12.1	Right to Terminate	27
	12.2	Sublessor’s Obligation to Repair	27
	12.3	Rent Abatement.	28
	12.4	Sublessee’s right to Terminate	28
	12.5	Definitions	28

13.	EMINENT DOMAIN		29

14.	SUBLESSOR’S SERVICES		30

	14.1	Electric Current and Other Services.	30
	14.2	Water and Sewer.	31
	14.3	Heat and Air Conditioning	31
	14.4	Cleaning.	31
	14.5	Parking	31
	14.6	Interruption or Curtailment of Services	31

15.	ACCESS		32

16.	SUBLEASE AND ASSIGNMENT		32

	16.1	Generally.	32
	16.2	Sublessee’s Assignment/Sublease Notice	33
	16.3	Conditions	34
	16.4	Sublessor’s Consent	35
	16.5	No Waiver	35

17.	SUBORDINATION; PDA ESTOPPEL		35

18.	ESTOPPEL CERTIFICATE		35

19.	SUBLESSOR LIEN WAIVER AND CONSENT.		36

20.	SUBLESSEE’S COVENANTS		36

21.	EVENTS OF DEFAULT		38

22.	RIGHTS OF SUBLESSOR UPON SUBLESSEE’S DEFAULT		39

	22.1	Sublessor’s Remedies	39
	22.2	Reletting	39
	22.3	Removal of Goods	40
	22.4	Current Damages	40
	22.5	Annual Rental	40
	22.6	Liquidated Damages	40
	22.7	Remedies Cumulative	40
	22.8	Sublessor’s Right to Cure Defaults	41
	22.9	Sublessor Defaults; Sublessee’s Right to Cure	41
	22.10	Costs of Enforcement	41
	22.11	Overdue Rate	41
	22.12	No Recovery by Sublessee	42

23.	NO WAIVER; NO ACCORD AND SATISFACTION: NO CONSEQUENTIAL DAMAGES		42

	23.1	No Waivers	42
	23.2	No Accord and Satisfaction	42
	23.3	No Consequential Damages	42

24.	FORCE MAJEURE		42

25.	SUBLESSOR’S LIABILITY; NON-RECOURSE		43

	25.1	Sublessor’s Liability.	43
	25.2	Non-Recourse	43

26.	RECORDING		44

27.	MECHANIC’S LIENS		44

28.	DEFINITIONS		44

29.	SEVERABILITY CLAUSE; COUNTERPARTS		44

30.	NOTICES	44

31.	HOLDING OVER	45

32.	ENVIRONMENTAL HAZARDS	45

33.	GOVERNING LAW	47

34.	BROKERAGE	47

35.	GROUND LEASE	47

36.	ENTIRE AGREEMENT	48

37.	SUBLESSOR’S COMPLIANCE WITH LAWS	48

38.	SUBLESSOR’S REPRESENTATIONS AND WARRANTIES.	48

39.	GENERAL	48

40.	SECURITY; LETTER OF CREDIT.	49

EXHIBITS

EXHIBIT A – CONCEPT SITE PLAN

EXHIBIT A-1 – MEASUREMENT METHOD PLANS

EXHIBIT B – FINAL BUILDING PLANS AND FINAL COMMON FACILITY PLANS

EXHIBIT C – 200 GROUND LEASE

EXHIBIT D – PLAN APPROVAL PROCESS

EXHIBIT E – ADDITIONAL INSURANCE REQUIREMENTS

EXHIBIT F – CLEANING SPECIFICATIONS

EXHIBIT G – FORM OF LETTER OF CREDIT

EXHIBIT H – CONDITIONS TO CONSTRUCTION COMMENCEMENT

EXHIBIT I – SUBSTANTIAL COMPLETION CONDITIONS

EXHIBIT J – FORM OF PDA NON-DISTURBANCE AGREEMENT

EXHIBIT K – DISPUTE RESOLUTION

EXHIBIT L – REQUIRED PERMITS AND APPROVALS

v

This LEASE (hereinafter “Lease”), is entered into by and between 200 INTERNATIONAL LIMITED PARTNERSHIP, a Delaware limited partnership, having an address of One New Hampshire Avenue, Suite 101, Portsmouth, New Hampshire 03801 hereinafter “Sublessor”), and TISSUELINK MEDICAL, INC., a Delaware corporation, having an address as set forth in the reference data to this Lease (hereinafter “Sublessee”).

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of Sublessor and Sublessee to be observed and performed, Sublessor demises and leases to Sublessee and Sublessee leases from Sublessor the Premises upon the following terms, covenants and conditions.

1.	DEMISED PREMISES

Premises. The Premises consists of the Building to be constructed by the Sublessor in accordance with the terms hereof together with the right, appurtenant thereto to the exclusive use of the Common Facilities to be constructed by the Sublessor in accordance with the terms hereof and the land area appurtenant thereto comprising approximately five (5) acres, which land area shall consist of a portion of the land currently leased by Sublessor pursuant to the 200 Ground Lease (defined below) and a portion of the land area designated as 160 International Drive (or such portion thereof as is necessary to construct the Building and Common Facilities) (the “Lot”), the present, planned location and configuration of which are shown on the conceptual site plan attached hereto as Exhibit A.

The parties agree that the final location, configuration and area of the Building, Common Facilities and Lot shall be subject to approval of Sublessor and Sublessee in accordance with Article 3 and Exhibit D hereof.

The Lot is located within the former Pease Air Force Base as more particularly described in the hereafter defined Ground Lease (the “Tradeport”). Sublessee shall have as a right appurtenant to the Premises, in common with other Tradeport tenants and occupants and authorized users the right to use the entrances, exits and roadways of the Tradeport designated by the Pease Development Authority (“PDA”) for common use at the Tradeport.

Sublessor presently leases a portion of the Lot, such portion being known as 200 International Drive, pursuant to that certain Sublease dated April 5, 2001 by and between the PDA, as lessor, and Sublessor, as lessee (as currently in effect, the “200 Ground Lease” and as hereafter amended by the Premises Ground Lease Amendment, the “Ground Lease”). Sublessor represents and warrants to Sublessee that a true, correct and complete copy of the 200 Ground Lease is attached hereto as Exhibit C and that true, correct and complete copies of any documents or plans referenced in the Exhibits or Schedules thereto have been delivered to Sublessee.

From and after the date hereof, Sublessor shall use its best efforts to (i) seek approval of this Lease and be designated the developer and lessee of the land area designated as 160 International Drive (or such portion thereof as comprises the Lot and is otherwise necessary to construct the Building and Common Facilities) (ii) to amend the 200 Ground Lease to include that portion of the Lot not presently leased to Sublessor under the 200 Ground Lease, (iii) to cause the PDA to enter into a non-disturbance agreement with Sublessor and Sublessee in substantially the form of Exhibit J attached hereto (the “PDA Non-Disturbance Agreement”) simultaneously with the execution and delivery of such amendment, all as soon as reasonably practicable.

The terms of such amendment to the Ground Lease (the “Premises Ground Lease Amendment”) shall provide for the addition of that portion of the Lot not presently leased to Sublessor under the Ground Lease to the premises currently leased thereunder on the same terms and conditions except for ground rent and construction obligations of Sublessor to the PDA with respect to the Building and Common Facilities. It is understood and agreed that Sublessor shall seek to amend the 200 Ground Lease to include land area in addition to that necessary for the Lot or otherwise to construct the Building and Common Facilities in order to allow Sublessor to construct in the future, additional buildings and improvements (subject to the terms and conditions hereof). Sublessee agrees that the Premises Ground Lease Amendment may include such additional land so long as (i) the Ground Lease is not terminable as to the Lot should Sublessor fail to construct improvements other than the Building and Common Facilities on the Lot and (ii) the inclusion of such additional land area will not result in any delay in the permitting or construction of the Premises in accordance with the terms hereof. Sublessor agrees that it shall not commence construction or development of any additional buildings or improvements on the premises demised to Sublessor (or any affiliate thereof) under or pursuant to the Ground Lease until the Delivery Date. Subject to the foregoing, the forms, terms and conditions of the Premises Ground Lease Amendment shall be subject to the prior written approval of Sublessee, not to be unreasonably withheld, conditioned or delayed.

Upon execution of the approved Premises Ground Lease Amendment, Sublessor and Sublessee shall amend this Lease as necessary to reflect the existence thereof and to include such other amendments to the Exhibits hereto as is reasonably necessary to reflect the configuration of the Lot as approved by the PDA.

Ground Lease; Condominium and Other Restrictions. The Premises shall have the benefit of and be subject only to (a) all recorded easements and rights in existence prior to the Term Commencement Date insofar as they relate to the Building and the Lot, (b) the Ground Lease (subject to the provisions of the PDA Non-Disturbance Agreement), (c) the condominium documents approved by Sublessee pursuant to this Section 1.2 and (d) the lien of any mortgage granted by Sublessor, subject to receipt by Sublessee of a subordination, non-disturbance and attornment agreement meeting the requirements of Article 17 of this Lease.

Sublessee hereby acknowledges and agrees that Sublessee’s rights under and this Lease are and shall be subject and subordinate to the Ground Lease in all respects to the extent the terms and conditions thereof are expressly applicable to Sublessor’s subtenants thereunder and otherwise subject to the terms and conditions of the PDA Non-Disturbance Agreement.

Sublessee acknowledges that it is the intent of the Sublessor that, upon Substantial Completion, Sublessor and its affiliates intend to establish, at their sole cost and expense, a condominium to consist of the land currently subleased by the PDA to Sublessor under the Ground Lease, and the land which will be subleased by the PDA to Sublessor upon execution of the Premises Ground Lease Amendment, which will include the improvements located at 200 International Drive, 222 International Drive, 195 New Hampshire

Avenue, and the Building, all totaling approximately 40.5 acres, and the buildings, limited common areas located within the 40.5 acre land area, and to declare the Building as a condominium unit thereof and the Lot and Common Facilities as a limited common area thereof (as to which the Building condominium unit shall have sole and exclusive use). As an accommodation to Sublessor, Sublessee agrees to the establishment of such condominium and the subordination of this Lease thereto, subject in all respects to the terms and conditions hereof.

Upon receipt of the PDA, City of Portsmouth and State of New Hampshire approvals necessary for the construction of the Building and Common Facilities, Sublessor shall, within 30 days thereof, submit proposed condominium documents (including, without limitation, drafts of the declaration, by-laws, and site plan), to the Sublessee for its review and approval, which shall not be unreasonably withheld. The final condominium documents, including the condominium declaration and plans shall likewise be subject to the prior written approval of Sublessee, not to be unreasonably withheld. It is understood and agreed that Sublessee shall be reasonable in withholding such approval if such condominium documents would impair or impose any additional obligations or restrictions (monetary or otherwise) with respect to Sublessee’s exclusive use of the Building, Common Facilities and Lot or its obligations under this Lease in the absence of such condominium.

Subject to the foregoing, it is understood and agreed that each condominium unit shall have an undivided interest in the common areas and facilities (if any), other than any limited common areas which shall be appurtenant to the applicable condominium unit, based upon the following fraction:

Actual square footage of each building calculated using the Measurement Method

Actual square footage of all buildings calculated using the Measurement Method.

It is also understood that the condominium Declaration shall contain provisions whereby the Declarant or its successors shall be allowed to construct and declare and bring into the condominium additions to the existing buildings or new buildings, subject to the terms and conditions of the Declaration and subject to Sublessee’s rights of first offer under this Lease. The condominium Declaration and plans shall also provide the Building condominium unit with sufficient limited common area as will permit the construction of the proposed additions and expansions of the Buildings described in Section 1.6, including, without, limitation, additional parking as is necessary to maintain the parking ratio at 4 spaces per 1,000 square feet of Building floor area and any additional required stormwater management, drainage and other infrastructure and facilities.

Upon Substantial Completion of the Building and Common Facilities, the Sublessor shall be entitled to record at the Rockingham County Registry of Deeds the condominium documents and plans, declaring the units, limited common areas and common areas thereunder in the form approved by Sublessee hereunder and Sublessee shall execute and deliver such instruments (in form and substance reasonably acceptable to Sublessee) as are necessary to subordinate this Lease to such condominium. Sublessor and Sublessee shall also execute and deliver such other instruments (in recordable form, as reasonably necessary, and otherwise in form and substance reasonably satisfactory to Sublessor and Sublessee) as either of them may reasonably request in connection with the establishment of such condominium, including, without limitation, that Sublessee may request that Sublessor deliver, at Sublessor’s cost and expense, a commitment for a leasehold policy of title insurance and ALTA survey for the Lot. If Sublessee purchases a leasehold policy of title insurance, Sublessee shall be responsible for paying the premium related thereto.

During the Term of this Lease, Sublessee shall have the right to participate in all condominium meetings and exercise all voting and/or approval rights under the Declaration as if it were the owner of the Building condominium unit.

Delivery. On the Delivery Date, Sublessor shall delivered the Premises to Sublessee free and clear of any and all tenants or occupants and in the condition required by this Sublease. After the Delivery Date, Sublessor shall cooperate with Sublessee to obtain a permanent certificate of occupancy for the Premises. Notwithstanding anything herein to the contrary, the Rent Commencement Date shall not occur unless and until the Premises have received a permanent certificate of occupancy for the Specified Uses and the conditions for Substantial Completion set forth in Exhibit I have been satisfied.

Measurement; Premises and Building. Either Sublessor or Sublessee shall have the right to have DeStefano Architects, or another architect mutually agreeable to Sublessor and Sublessee (the “Sublessor’s Architect”) measure the square footage of the Building using the Measurement Method (as hereafter defined) (a “Measurement”) within thirty (30) days after the Rent Commencement Date. Sublessor’s Architect shall deliver to Sublessor and Sublessee a certificate (the “Measurement Certificate”) certifying the Measurement and such certified Measurement shall be binding upon Sublessor and Sublessee, unless Sublessee shall have commenced the dispute resolution process in accordance with the procedures set forth in Exhibit K within ten (10) days after the date of receipt of such Measurement Certificate by Sublessee, in which case the Measurement determined by the dispute resolution process shall be final and binding upon Sublessor and Sublessee.

In the event a Measurement is conducted which reveals that (based on the adjusted square footage, as applicable, of the Building as so determined by the Measurement) the square footage of the Building is other than that set forth in the Lease Reference Data set forth above, the parties, shall, within fifteen (15) days after the written request of Sublessor or Sublessee, enter into an amendment to this Lease adjusting and amending, as applicable, the square footage of the Building, the Fixed Rent (based on the adjusted square footage of the Building at the rate set forth in the Lease Reference Data set forth above), the Sublessee’s Proportionate Share and any other term or provision of this Lease which is based upon or calculated using the square footage, as applicable, of the Building. As used herein, the term “Measurement Method” shall mean the following: the sum of the square footage of each floor of the Building, specifically excluding any “second floor” warehouse space, calculated using the same method as used to calculate the square footage of each floor of the Building shown on the schematic floor plans prepared by DeStefano Architects dated November 19, 2007 and attached hereto as Exhibit A-1.

Right of First Opportunity With Respect to New Buildings Prior to Construction. With respect to any new buildings (other than the Building, except as expressly provided for in Section 12.1) which may be hereafter constructed on the land demised under the Ground Lease or otherwise part of the above described condominium, Sublessee shall have the right of first opportunity to pre-lease or purchase/lease the development rights to the same prior to construction as follows. If Sublessor intends to seek approvals to construct such additional improvements and lease the same, Sublessor shall provide notice to Sublessee, which notice shall set forth in reasonable detail the size of the proposed improvements, the schedule for constructing the same, the proposed rent and other financial terms for the construction thereof, and any other material terms upon which Sublessor intends to lease such new improvements or, if Sublessor intends to sell or lease the development rights to any such new improvements, Sublessor shall provide notice to Sublessee setting forth in reasonable detail the proposed purchase price for such development rights and all of the other material terms applicable to the sale/lease of such development rights. If Sublessee notifies Sublessor that it is interested in leasing all or a portion of such new improvements, or purchasing the development rights thereto, as applicable, Sublessor and Sublessee shall thereafter meet and negotiate in good faith the terms of an agreement with respect to the leasing of any such new building or the purchase/lease of the development rights thereto, as applicable. If no such agreement shall be entered into within ninety (90) days after Sublessee’s notice (such 90 day period, the “Negotiation Period”), Sublessor shall be free to pre-lease any such new building or sell such development rights on terms not materially better to the lessee or purchaser thereof than those last offered by Sublessee to Sublessor or to build such new improvements “on-spec” and thereafter lease such building; provided, that, unless otherwise agreed to by Sublessee: (a) Sublessor shall (i) use best efforts to obtain a separate curb-cut off of International Drive for any such new improvements providing separate interior driveways or access lanes from International Drive to such new improvements, (ii) if Sublessor is unable to obtain a separate curb-cut, use best efforts to design and construct any such new improvements such that, after entering through the common curb-cut off of International Drive, any such new improvement(s) will have separate interior driveways or access lanes that provide access from International Drive to such new improvements without using or crossing over Sublessee’s interior driveways, access lanes, parking lots or other Common Facilities and, (iii) design and construct any such new improvements with multiple means of access and egress to and from International Drive; (b) any such new improvements are for a use permitted under the Ground Lease (without waiver or amendment); and (c) if Sublessor or its affiliates has not entered into a definitive agreement with a third party to pre-lease such building or sell/lease such development rights within 120 days after the expiration of the Negotiation Period or has not otherwise commenced construction for such improvements within 180 days after the expiration of the Negotiation Period “on-spec”, Sublessee’s rights of first opportunity under this Section 1.5 shall again apply.

Additions to the Building. Other than Sublessor’s Work and its obligations hereunder to maintain the Building and Common Facilities, Sublessor shall not and shall not be entitled to construct any additions to or otherwise increase the size of the Building without the consent of the Sublessee, which consent may be granted or withheld in Sublessee’s sole and absolute discretion. Sublessor and Sublessee acknowledge and agree that the Building has been designed to accommodate expansions and additions thereto. If during the Term Sublessee desires that Sublessor construct such expansions or additions and include the same as part of the Premises under this Lease, Sublessee shall give Sublessor notice thereof and Sublessor and Sublessee agree that they shall thereafter meet and negotiate in good faith the terms of an amendment to this Lease with respect to such additions or expansions.

Certain Definitions. The following terms shall have the following meanings as used in this Article 1 and elsewhere in this Lease:

“Building” means the two-story office, research and development, machine shop, laboratory and warehouse building to contain approximately 55,000 square feet, measured in accordance with the Measurement Method, and which shall be constructed by Sublessor in accordance with the Final Building Plans.

“Common Facilities” means the appurtenant amenities, landscaped areas, driveways, walkways, lighting and parking areas appurtenant to and for the exclusive use of the Lot and Building, including, without limitation, those shown on Exhibit A, all as shall be finally set forth in the Final Common Facilities Plans.

“Final Building Plans” shall mean the final plans (including site, civil/engineering and architectural) and specifications (outline and detailed), and conceptual, schematic, construction and detailed drawings and specifications for the Building approved by Sublessor and Sublessee in accordance with Exhibit D and which shall be attached hereto as Exhibit B upon completion.

“Final Common Facilities Plans” shall mean the final plans (including site, civil/engineering and architectural) and specifications (outline and detailed), and conceptual, schematic, construction and detailed drawings and specifications for the Common Facilities approved by Sublessor and Sublessee in accordance with Exhibit D and which shall be attached hereto as Exhibit B upon completion.

2.	TERM

Base Term. Subject to the terms and conditions of this Lease, the term of this Lease shall commence on the Term Commencement Date and expire at 11:59 p.m. on the date that is the last day of the one hundred twentieth (120th) full calendar month after the Rent Commencement Date, subject to extension and earlier termination as herein provided. At the request of either party, Sublessor and Sublessee shall execute a Rent Commencement Date Memorandum following the Rent Commencement Date, in form and substance reasonably satisfactory to the parties, setting forth and confirming the Rent Commencement Date and the Notice Date for each Extension Option; provided, however, any failure by either party to execute such memorandum shall not affect any of such dates.

Extension Terms. Sublessee shall have two (2) successive options (each, an “Extension Option”) to extend the Term for periods of five (5) years each (each, an “Extension Term”), the first of which Extension Term shall commence on the termination date of the Base Term, and the second of which shall commence on the day immediately following the expiration of the first Extension Term, said Extended Terms to be on the same terms and conditions as the Lease except that (i) the Lease shall contain no further options to extend after the expiration of the second Extension Term, and (ii) the Fixed Rental Rate applicable to each Extension Term shall be computed as set forth below and not be subject to annual adjustment as provided in the reference data. Sublessee shall provide written notice (“Sublessee’s Extension Notice”) to Sublessor of its determination to exercise each such Extension Option no later than twelve (12) months prior to the expiration of the then current Term (“Notice Date”).

The Fixed Rental Rate for each Extension Term shall be 90% of the fair market rental rate (the “Extension Rental Rate”) for the Leased Premises, which is defined as the then prevailing fair market net rental rate for office and warehouse space at comparable property in the Portsmouth and Dover, NH markets assuming no adjustment thereto during the applicable Extension Term and no free rent period or tenant improvement allowances, excluding the value of any Alterations or other improvements made to the Premises that were paid for by Sublessee and taking into consideration factors such as (i) the percentage of the Building occupied by Sublessee, (ii) Sublessee’s obligation to pay Expenses as provided herein, and (iii) any other relevant factors either Sublessee or Sublessor wishes to bring to the attention of the other or to a real estate professional called upon to assist in the determination of the fair market rental rate. The Extension Rental Rate shall be determined as follows: in the event Sublessee timely exercises an Extension Option in accordance herewith, within ten (10) business days after Sublessor receives Sublessee’s Extension Notice, Sublessor shall notify Sublessee in writing of Sublessor’s good faith determination of the fair market rental rate (“Sublessor’s Extension Term Rental Notice”), which notice shall set forth in reasonable detail Sublessor’s determination of such fair market rental rate and shall provide separately, if Sublessor wishes, rent concessions and/or tenant improvement allowances that Sublessor may wish to offer, and the amount by which Sublessor’s estimate of the fair market rental rate would increase as a result of the granting of such concessions (the “Concession Rate Amount”) and shall set forth Sublessor’s determination of the expiration date of the Negotiation Period. Sublessee shall have ten (10) business days from the date of Sublessor’s Extension Term Rental Notice to either accept or dispute Sublessor’s determination of the fair market rental rate. In the event that Sublessee disputes Sublessor’s determination of the fair market rental rate, Sublessee shall so notify Sublessor and advise Sublessor of Sublessee’s determination of the fair market rental rate (which notice shall set forth in reasonable detail Sublessee’s determination of the fair market rental rate as well as concessions and improvement allowances it may be seeking, including an alternate Concession Rate Amount). If Sublessor and Sublessee cannot agree upon the Extension Rental Rate within sixty (60) days of the date of Sublessor’s Extension Term Rental Notice (the “Negotiation Period”), Sublessee, at Sublessee’s option, shall give Sublessor, within three (3) business days of the expiration of the Negotiation Period, one of the following written notices: (a) a written notice revoking Sublessee’s exercise of such Extension Option, or (b) a written notice stating that Sublessee wishes to submit the matter to arbitration as set forth below. If Sublessee does not provide either notice, the exercise of such Extension Option shall be deemed revoked. If option (b) is chosen, Sublessor and Sublessee shall simultaneously exchange, on the fifth (5th) business day following the expiration of the Negotiation Period, statements setting forth each such party’s final determination of the fair market rental rate (each, a “Statement of Rental Rate”), including any Concession Rate Amount (separately stated), together with such backup information as to such party’s determination of the fair market rental rate and/or any Concession Rate Amount as such party wishes to include (and, in the case of Sublessor, the fair market rental rate in such Statement of Rental Rate shall not be greater than that set forth in Sublessor’s Extension Term Rental Notice and, in the case of Sublessee, the fair market rental rate in such Statement of Rental Rate shall not be less than that set forth in Sublessee’s initial determination of the fair market rental rate provided in response to Sublessor’s Extension Term Rental Notice). If the higher of the two (2) determinations of the fair market rental rate is equal to or less than 110% of the lesser determination, then the Extension Rental Rate shall be the average of the two determinations. Otherwise, Sublessor and Sublessee shall mutually select a real estate professional with at least ten (10) years’ continuous experience in the business of appraising or marketing multi-tenant mix-use commercial office, warehouse and industrial buildings in the greater Portsmouth area (the “Valuation Expert”) to resolve the dispute as to the Extension Rental Rate. If Sublessor and Sublessee cannot agree upon the designation of the Valuation Expert within ten (10) business days of the exchange of the Statements of Rental Rate, the parties shall apply to the New Hampshire Chapter of the Appraisal Institute (the “NHAI”) for appointment of a qualified Valuation Expert as follows: (i) the NHAI shall provide Sublessor and Sublessee with a list of five qualified Valuation Experts; (ii) within five (5) business days after such list is produced, each of Sublessor and Sublessee shall notify NHAI and the other party of those proposed experts that are acceptable (and, if desired, ranking the same), each being entitled to strike up to two candidates; (iii) if one party fails to send back its selections, then NHAI shall appoint the number one ranked expert proposed by the other party; if both parties fail to send back their selections, NHAI shall appoint a Valuation Expert in its discretion; and if both parties timely return their selections, then the Valuation Expert will be proposed expert that is the highest ranked (on a combined basis) by the parties as determined by NHAI. The Valuation Expert appointed by NHAI shall be final and binding upon Sublessor and Sublessee. Within five (5) business days of the selection of the Valuation Expert, Sublessor and Sublessee shall each submit to the Valuation Expert a copy of its Statement of Rental Rate, together with any supporting material. The Valuation Expert shall not perform his own valuation, but rather, shall, within fifteen (15) business days after receipt of such submissions, select as the Extension Rental Rate the submission which the Valuation Expert concludes most closely and accurately reflects the fair market rental rate for the Leased Premises and the fair market rental rate set forth in that submission shall be the Extension Rental Rate for such Extension Term. The Valuation Expert shall give notice of his or her determination to Sublessor and Sublessee, and such decision shall be final and conclusively binding upon Sublessor and Sublessee. In addition, Sublessee shall be entitled to elect to take advantage of the concessions last offered by Sublessor and include the Concession Rate Amount in the Extension Rental Rate by notice to Sublessor given within thirty (30) days of the final determination by the Valuation Expert. Each party shall pay the fees and expenses of any real estate professional such party retains and such party’s counsel, if any, in connection with any proceeding under this paragraph, and the party whose determination of the fair market rental rate was determined by the Valuation Expert not to most accurately and closely reflect the fair market rental rate of the Leased Premises shall pay the fees and expenses of the Valuation Expert.

Sublessor and Sublessee shall execute an amendment to this Lease within thirty (30) days after the determination of the Extension Rental Rate (in accordance with the procedure set forth above) for the applicable Extension Term, which amendment shall set forth the Extension Term, the Extension Rental Rate, and all other terms and conditions for such Extension Term; provided, however, any failure to execute such amendment shall not affect such Extension Term or any terms or conditions for Sublessee’s leasing of the Premises for the applicable Extension Term.

3.	CONSTRUCTION OF BUILDING; MILESTONE DATES; FAILURE TO MEET MILESTONE DATES.

Construction Commencement and Substantial Completion. From and after the date hereof, Sublessor shall, at its sole cost and expense (except as otherwise expressly provided herein), use its best efforts to achieve Construction Commencement on or before the Outside Construction Commencement Date and Substantial Completion on or prior to the Outside Delivery Date.

Construction of Building and Common Facilities. From and after Construction Commencement, Sublessor, at its sole cost and expense (except as otherwise provided herein), shall diligently construct the Building, Common Facilities and other site improvements on the Lot in accordance with the Final Building Plans and Final Common Facilities Plans (collectively, the “Sublessor’s Work”), all in accordance with all laws, codes, ordinances and other applicable governmental requirements in effect on the date the building permit for Sublessor’s Work (or applicable portion thereof) is obtained. After the Delivery Date, Sublessor shall thereafter, at its sole cost and expense, diligently complete all Punch List Items within 30 days (with respect to Punch List Items other than Long Lead Items) or on or before the agreed-upon scheduled completion date for Long Lead Items. Sublessee shall reasonably cooperate with Sublessor to provide access to the Premises necessary to complete the Punch List Items (provided the same does not unreasonably interfere with Sublessee’s use and enjoyment of the Premises) and Sublessor shall perform the work necessary to complete all Punch List Items in a manner designed to minimize any interference with Sublessee’s use and enjoyment of the Premises.

Costs and Obligations of Sublessee. Notwithstanding anything contained herein to the contrary, Sublessee shall, at its sole cost and expense, be responsible for: the cost and installation of any of Sublessee’s equipment, trade fixtures or furniture into the Premises, and the cost and installation of Sublessee’s data and telecommunications cabling and wiring (collectively, “Sublessee’s Work”).

Cooperation. Sublessor and Sublessee shall develop and finalize the Final Building Plans and Final Common Facilities Plans in accordance with the procedures set forth in Exhibit D. Sublessor shall cooperate with Sublessee and shall design and construct the Building in accordance with a construction schedule that provides Sublessee with sufficient advance notice and time to permit Sublessee and its contractors reasonably to perform and complete Sublessee’s Work prior to Substantial Completion in a manner that does not result in any Sublessee Delays.

Sublessor and Sublessee shall respond promptly to all communications from the other and shall cooperate with each other throughout the design and construction process in connection with Sublessor’s Work and Sublessee’s Work. Sublessee shall be entitled (but not obligated) to attend weekly or other periodic meetings between the Sublessor and its contractors, architects and other professionals with regard to the status of the Building and the Common Facilities and shall have right and the ability to review and audit the records of Sublessor, its contractors and architects with regard to the progress and status of the Building and Common Facilities at all reasonable hours.

Termination Rights.

Failure to Meet Outside Construction Commencement Date. If Construction Commencement has not occurred on or before the Outside Construction Commencement Date for any reason, including, without limitation, Force Majeure, then Sublessee shall have the right to terminate this Lease upon notice to Sublessor given within (i) 10 business days after the later of (x) the Outside Construction Commencement Date and (y) notice from Sublessor that Construction Commencement shall not occur on or before the Outside Construction Commencement Date (and specifying the Outside Construction Commencement Date) or (ii) at any time after the 60th day after the Outside Construction Commencement Date until Construction Commencement occurs. If Sublessee so elects to terminate, this Lease shall terminate as of the effective date of the written notice from Sublessee and be of no further force and effect (except for such obligations as survive the termination or expiration hereof) and, if the failure giving rise to such termination results from any reason other than Force Majeure, Sublessor shall, within 5 business days after Sublessee’s termination notice pay Sublessee an amount equal to the sum of (i) Sublessee’s Pursuit Costs, not to exceed $100,000.00 and (ii) an amount equal to the rent abatement to which Sublessee would have been entitled pursuant to Section 3.6 hereof if the Outside Construction Commencement Date were the Outside Delivery Date and the Delivery Date were the date of termination of the Lease.

Failure to Meet Outside Delivery Date. If Substantial Completion has not occurred on or before the Outside Delivery Date for any reason, including, without limitation, Force Majeure, then Sublessee shall have the right to terminate this Lease upon notice to Sublessor given within (i) 10 business days after the later of (x) the Outside Delivery Date and (y) notice from Sublessor that Substantial Completion shall not occur on or before the Outside Delivery Date (and specifying the Outside Delivery Date) or (ii) at any time after the 60th day after the Outside Delivery Date until Substantial Completion occurs. If Sublessee so elects to terminate, this Lease shall terminate as of the effective date of the written notice from Sublessee and be of no further force and effect (except for such obligations as survive the termination or expiration hereof) and, if the failure giving rise to such termination results from any reason other than Force Majeure, Sublessor shall, within 5 business days after Sublessee’s termination notice pay Sublessee an amount equal to the sum of (i) Sublessee’s Pursuit Costs, not to exceed $100,000.00 and (ii) an amount equal to the rent abatement to which Sublessee would have been entitled pursuant to Section 3.6 hereof if the Delivery Date were the date of termination of the Lease and shall return the Letter of Credit to Sublessee for cancellation.

Survival. The obligations of Sublessor pursuant to Sections 3.5(a) and (b) shall survive the termination of this Lease.

Rent Abatement For Delay. In the event the Delivery Date does not occur on or before the Outside Delivery Date, Sublessee shall be entitled to an abatement of Rent equal to the Per Diem Rent Amount for each and every day between the Outside Delivery Date and the Delivery Date. Failure of the Delivery Date to occur by 7:00 a.m. of any day shall result in an abatement of Rent for that entire day. In addition, in the event a permanent certificate of occupancy for the Premises for the Specified Uses has not issued on or before the day that is 30 days after the Delivery Date or thereafter due to any reason other than Sublessee not completing Sublessee’s Work in accordance with applicable law, Sublessee shall be entitled to an abatement of Rent equal to the Per Diem Rent Amount, and the Delivery Date shall be deemed to have occurred one day later, for each and every day that such permanent certificate of occupancy is delayed. Failure to receive the permanent certificate of occupancy by 7:00 a.m. of any day shall result in an abatement of Rent for that entire day. The amount of such rent abatement shall, at Sublessee’s option, be deducted from or credited against the first installment(s) of Fixed Rent and Additional Rent due to Sublessor under this Lease until such amounts are satisfied.

    Permits and Approvals; Delivery of As-Built Drawings. Sublessor represents and warrants to Sublessee that to the best of its knowledge and based upon the advice of the Sublessor’s counsel, the only requirements for the issuance of the building permit from the City of Portsmouth for the construction of the Building and Common Facilities and the operation thereof for the Specified Uses are as set forth on Exhibit L and the permits and approvals listed on Exhibit L are all of the substantive permits and approvals required for the construction and operation of the Building and Common Facilities for the Specified Uses (the “Permits and Approvals”).

Sublessor agrees to provide to Sublessee after the completion of Sublessor’s Work a list of all of the subcontractors and suppliers who performed work in connection with Sublessor’s Work, copies of all warranties received from the Sublessor’s general contractor and all such subcontractors and suppliers in connection with Sublessor’s Work and a non-exclusive assignment of all of the rights of the Sublessor with respect to such warranties. Sublessor shall also provide Sublessee with copies of all as-built plans and surveys of the Building, Common Facilities and Lot.

From and after the Delivery Date, Sublessor shall, at its sole cost and expense, promptly correct, and use its best efforts to cause its contractors to correct, any defect (whether latent or patent) in or failure to complete Sublessor’s Work in accordance with the Final Building Plans and Final Common Facilities Plans and enforce, and use its best efforts to cause its contractors to enforce, all contractors’ and manufacturers warranties and guaranties.

    Certain Definitions. As used in this Article 3, the following terms shall have the following definitions:

“Construction Commencement” means that the conditions set forth on Exhibit H with respect to the Premises have been satisfied.

“Construction Commencement Date” means the date on which Construction Commencement occurs.

“Delivery Date” means the day that the Premises have reached Substantial Completion and the conditions for Substantial Completion set forth on Exhibit I have been satisfied.

“Per Diem Amount” means an amount equal to a fraction, the numerator of which is equal to the sum of (i) the initial annual Fixed Rent, (ii) an amount in respect of the annual ground rent payable hereunder for the first twelve months following the Rent Commencement Date calculated at a rate of $1.35 per square foot, and (iii) annual Real Estate Taxes for the first twelve months following the Rent Commencement Date assuming annual Real Estate Taxes equal to the per square foot annual Real Estate Taxes then payable in respect of 200 International Drive multiplied by the number of square feet in the Building, and the denominator of which shall be equal to 365.

“Sublessee’s Pursuit Costs” shall mean all reasonable costs paid or incurred by Sublessee in connection with this Lease and the obligations of Sublessee hereunder or in preparing to move its operations to the Premises, including, without limitation, costs to review and negotiate this lease, due diligence investigations, including review of title and the 200 Ground Lease, any “above allowance” costs paid by Sublessee to Sublessor in connection with constructing the Building or Common Facilities and the reasonable fees and costs of third party professionals and counsel retained by Sublessee to monitor performance of Sublessor and the work hereunder and move its business operations to the Building. Upon request by Sublessor, Sublessee shall provide Sublessor with invoices or other reasonable back-up documentation evidencing Sublessee’s Pursuit Costs for which Sublessee is seeking reimbursement.

“Substantial Completion” means that the conditions set forth on Exhibit I with respect to the Premises have been satisfied.

“Outside Construction Commencement Date” means March 31, 2008, extended one day for each day of Sublessee Delay identified and occurring prior to March 31, 2008, but not extended for delays resulting from Force Majeure.

“Outside Delivery Date” means December 31, 2008, extended one day for each day of Sublessee Delay, but not extended for delays resulting from Force Majeure.

4.	RENT

4.1 Rent. The fixed rent (hereinafter “Fixed Rent”) payable by Sublessee during the Base Term shall be the amount of Fixed Rent per annum as calculated in the Lease Reference Data payable in United States Dollars in equal monthly installments in advance commencing on the Rent Commencement Date. At the request of either party, Sublessor and Sublessee shall execute a Rent Commencement Date Memorandum within thirty (30) days following the Rent Commencement Date setting forth the Rent Commencement Date, the First Adjustment Date, and the Notice Date for each Extension Option; provided, however, any failure by either party to execute such memorandum shall not affect any of such dates.

Except as otherwise provided in this Lease, Sublessee shall also pay, as additional rent, without notice, and without any abatement, deduction or setoff (except as otherwise expressly provided herein) all sums, impositions, costs, expenses and other payments which Sublessee in any of the provisions of this Lease assumes or agrees to pay to Sublessor, including without limitation Sublessee’s Proportionate Share of Expenses (as defined below) (collectively such sums, impositions, costs, expenses and other sums and payments shall be referred to herein as “Additional Rent”), all in accordance with the provisions herein. As used herein, the term “Rent” shall mean, individually or collectively (as the context requires), Fixed Rent and Additional Rent.

In the event any Fixed Rent or Additional Rent is not paid to Sublessor within ten (10) business days after notice from Sublessor that such payment is due and payable and unpaid, Sublessee shall be charged a late fee of five percent (5%) of such payment. Said late fee shall be payable in addition to and not in exclusion of additional remedies herein provided to Sublessor (provided that no Overdue Interest shall be due and payable in respect of any late fee).

Notwithstanding anything herein to the contrary, any payments made by Sublessee directly to the PDA under and as required by the PDA Non-Disturbance Agreement or to Sublessor’s Mortgagee under and as required by any subordination, non-disturbance and attornment agreement shall be deemed to have been paid directly to Sublessor on account of Fixed Rent or Additional Rent then due and payable for all purposes hereunder and Sublessee shall have no liability to Sublessor hereunder or otherwise for making any such payments to the PDA or to Sublessor’s mortgagee.

5.	OPERATING EXPENSES AND REAL ESTATE TAXES

5.1 Payment of Operating Expenses.

Sublessee shall pay to Sublessor, as Additional Rent hereunder, beginning on and after the Rent Commencement Date, Sublessee’s Proportionate Share of all Expenses (both as hereinafter defined).

As used herein, “Sublessee’s Proportionate Share of the Building” shall mean 100%.

The term “Expenses” shall mean, collectively, the Operating Expenses Allocable to the Building as defined in Article 5.2. Sublessor represents that it has initially estimated such Expenses to be equal to approximately $4.46 per square foot for the first calendar year falling within the Base Term of this Lease and beginning on the Rent Commencement Date through the end of such first calendar year, Sublessee shall pay Sublessor 1/12th of the estimated amount; provided, however, that with respect to insurance premiums required to be carried hereunder, Sublessee shall pay such Expenses within 10 business days after Sublessor provides Sublessee with the invoice therefor either (i) directly to Sublessor’s insurance provider (provided such payment is due after the 10th business day after Sublessor delivers the invoice to Sublessee) or (ii) to Sublessor, and Sublessor shall be responsible to pay such invoice and any late fees or penalties.

Within 45 days after the close of each calendar year or portion thereof falling within the Base Term or any Extension Term, Sublessor shall deliver to Sublessee a detailed, itemized statement setting forth:

    Sublessee’s Proportionate Share of Expenses for the applicable calendar year;

    The balance of Sublessee’s Proportionate Share of Expenses, if any, due from or overpaid by Sublessee for the applicable calendar year; and

    A budget setting forth estimated Sublessee’s Proportionate Share of Expenses for the then current calendar year (“Estimated Expenses”).

Sublessee shall pay to Sublessor the balance of Sublessee’s Proportionate Share of Expenses due for any calendar year within thirty (30) days of the receipt of such statement. In the event such statement shows an overpayment by Sublessee, Sublessor shall, at Sublessee’s sole option, either immediately credit such overpayment to Fixed Rent or Additional Rent thereafter due hereunder or refund the amount of such overpayment to Sublessee within 30 days of such statement, provided that if there is an Event of Default of a monetary nature then continuing, Sublessor shall have the right to apply any such overpayment toward the cure of such Event of Default (provided that Sublessor shall notify Sublessee thereof and account for the application thereof to Sublessee).

In addition, commencing with the first day of the first month that is at least 20 days following the delivery to Sublessee of such statement for the first calendar year and on the first day of each month thereafter throughout the Base Term and Extension Term, if applicable, Sublessee shall pay to Sublessor, one-twelfth of the Estimated Expenses (except for Expenses attributable to Sublessor’s insurance premiums, which shall be paid as provided above) for the then current year, as shown on the most recent annual statement delivered to Sublessee. Sublessee shall also pay, on the first day of the first month following the delivery of such statement, all the unpaid monthly installments of Estimated Expenses accrued to date.

Any payment due under this Article for any portion of a calendar year following the Rent Commencement Date and prior to the termination of this Lease shall be appropriately and equitably prorated. The Estimated Payment for the first calendar year of the Base Term shall be specified in a written notice from Sublessor to Sublessee based on Sublessor’s estimate set forth in Section 5.1 given not less than 90 days prior to the Rent Commencement Date.

Sublessor shall keep complete and accurate books, records and statements of account of all Expenses (including the allocation of shared expenses between or among the Building and other improvements on the Lot or any adjacent lots leased by Sublessor or its affiliates under the Ground Lease) and the calculation and determination of Sublessee’s Proportionate Share thereof. Such books and records and statements of account shall be kept in accordance with GAAP, consistently applied. Sublessee shall have the right from time to time to audit Sublessor’s books and records and statements of account with respect to Expenses and Sublessor’s calculation and determination of Sublessee’s Proportionate Share thereof using Sublessee’s employees or an independent certified public accountant retained by Sublessee (including the right to make and retain copies and abstracts thereof). Sublessee’s audit right shall be exercisable upon reasonable advance notice to Sublessor, and such audit shall be conducted at Sublessor’s office at reasonable times during Sublessor’s business hours. In the event that an audit of Expenses, indicates that certain items were inappropriately included in (or inappropriately omitted from) Expenses or Sublessee’s proportionate share thereof and resulted in an overcharge to (or underpayment by) Sublessee, then within ten (10) days after the determination required in the foregoing clause, either (1) Sublessor shall refund the overage to Sublessee or credit said overage to Sublessee’s account, in the case of an overcharge to Sublessee, or (2) Sublessee shall pay the amount of the underpayment to Sublessor in the case of an underpayment by Sublessee. If any such audit establishes that Sublessor’s accounting of Expenses or Sublessee’s Proportionate Share thereof was overstated by five percent (5%) or more, Sublessor shall pay Sublessee’s expense of the audit.

The provisions of this Section 5.1 shall survive expiration or earlier termination of the Base Term and any Extension Term.

5.2 Operating Expenses Definition.

The term “Operating Expenses Allocable to the Building” shall mean only the following costs and expenses actually incurred by Sublessor with respect to the operation, administration, cleaning, repair, management, maintenance and upkeep of the Building or Common Facilities, or properly allocable to the Building in accordance with the terms hereof:

(a) Compensation and all fringe benefits, worker’s compensation, insurance premiums, wages and taxes paid to, for, or with respect to all persons engaged in operating, maintaining, or cleaning the Common Facilities and the Building (appropriately and equitably apportioned for personnel not exclusively devoted to the Building or the Common Facilities);

(b) Cost of services and utilities for providing HVAC service to any portion of the Building (including water, sewer, gas and electric), materials, supplies and equipment furnished or used in the management and/or operation of the Building and the Common Facilities;

(c) Cost of window washing and waste removal for the Building;

    Cost of maintenance, cleaning and repairs of the Building and the Lot;

    All accounting fees and charges directly related to the operation and administration of the Building and the Lot;

    Cost of the management, repair, replacement and operation of the exterior portions of the Building and the Lot, including snow and ice removal, landscaping (including planting, replanting and care thereof), parking (including repaving and restriping), exterior lighting, roof and signs;

    Expenses for or on account of the upkeep and maintenance of equipment, including payments under service contracts for maintenance of equipment such as, but not limited to, security, air-conditioning, heat, or elevator equipment;

    Premiums for insurance required to be carried by Sublessor pursuant to Article 11 (other than the cost of insurance carried prior to the Rent Commencement Date or otherwise in connection with Sublessor’s Work pursuant to Section 11.3(d));

(i) Market rate property management fees paid to any management company engaged by Sublessor; provided, however, that such management fees shall not exceed 3% of Fixed Rent if Sublessor provides maintenance and other services for the Building and Common Area or 1% of Fixed Rent if Sublessee elects to maintain or provide services for the Building or Common Areas pursuant to Article 10 hereof.

(j) Personal property, sales and use taxes on material, equipment, supplies and services used directly in the operation or repair of the Building and Lot, and the cost of all permits and licenses for the Premises (except such permits and licenses that are to be obtained in order to perform Sublessor’s Work);

(k) The cost of all repairs, alterations, additions and replacements to the Premises required to be made by any applicable law, ordinance, order or regulation of any public authority passed or adopted after the Rent Commencement Date amortized on a straight-line basis over its longest useful life as prescribed by GAAP;

(l) Operating Expenses shall also include “Sublessee’s Proportionate Share of Ground Rent.” Sublessee’s Proportionate Share of Ground Rent shall mean the lesser of (i) the product obtained by multiplying $1.35 by the square footage of the

Building (as determined in accordance with the Measurement Method) and (ii) the actual amount of ground rent payable by Sublessor under the Ground Lease that is properly allocable to the Building, which shall be calculated by dividing the square footage of the Building by the total square footage of all other buildings located on the land leased pursuant to the Ground Lease.

(m) All other customary, reasonable and necessary operating expenses paid in connection with the cleaning, operation, management, maintenance and repair of the Building and/or Lot, or either; including all costs and expenses incurred by Sublessor in causing the Building and Lot to comply with all Federal, state and municipal laws, codes and regulations coming into effect after the Rent Commencement Date.

Depreciation and other non-cash GAAP charges shall not be included in Operating Expenses. Expenditures which are not properly chargeable against income shall not be included in Operating Expenses, except that the annual charge off of capital improvements (i) required to be made by federal, state or local regulation or ordinance not in effect as of the Rent Commencement Date or (ii) incurred with the reasonable expectation of reducing Operating Expenses or making the Building operate more efficiently (but only to the extent of reductions or efficiencies actually realized and only if such capital improvement is made during the Extension Term), in each case, amortized on a straight line basis over the longest useful life according to GAAP, shall be included in Operating Expenses. There shall be included in Operating Expenses for the calendar year in which the allowed capital expenditure identified in (i) and (ii) of this paragraph are made and each succeeding calendar year, in addition to the amount of the annual charge-off of such capital expenditure, interest equal to the lesser of (i) Sublessor’s actual cost of financing such capital improvement or (ii) 8%.

In the event that any item of Operating Expense is allocable to the Building and any other building or buildings subject to the condominium or the Ground Lease, Operating Expenses Allocable to the Building shall be appropriately and equitably adjusted and allocated between the Building and such other buildings, based on the relative square footage of each building.

Notwithstanding anything to the contrary contained herein, Operating Expenses shall be subject to the other terms of this Lease and shall not include, and Sublessee shall not be responsible for paying for or reimbursing Sublessor for, costs or expenses associated with the following:

    All costs and expenses associated with the operation, maintenance or repair of any property or buildings covered by the Ground Lease, other than the Building;

    all costs and expenses of Sublessor’s Work, including costs for insurance, construction bonds, utility deposits or assessments to bring utilities to the Lot or Building and warranties associated with Sublessor’s Work and costs for correcting any defects;

    all costs and expenses associated with operation, repair and maintenance of the Building or Premises incurred or properly allocable to any period of time prior to the Rent Commencement Date;

    depreciation, amortization and other expenditures that are non-cash charges or that are, under generally accepted accounting principles consistently applied, of a capital nature;

    costs and expenses relating to repairs or maintenance that are required due to the negligence or misconduct of Sublessor or anyone for whom Sublessor is legally responsible;

    costs and expenses incurred by Sublessor for repairs or other work occasioned by fire, windstorm, or other casualty or condemnation, including any costs of repair within any deductible carried by Sublessor under its casualty insurance and uninsured losses;

    costs and expenses incurred by Sublessor in negotiating or leasing space to Sublessee or other tenants or prospective tenants including, without limitation, leasing commissions, attorneys’ fees, accountants’ fees, architects’ fees, advertising and promotional expenditures;

    costs and expenses incurred by Sublessor to resolve disputes, enforce or negotiate lease terms with Sublessee or other tenants or prospective tenants, or in connection with any financing, refinancing, sale or syndication of the Building or Ground Lease;

    interest, principal, points and fees, amortization or other costs associated with any debt or amortization payments, including associated brokerage commissions, and rent payable under any lease to which this Lease is subject (excluding Sublessee’s Proportionate Share of Ground Rent) and all costs and expense associated with any such debt or lease, irrespective of whether this Lease is subject or subordinate thereto;

    penalties or damages incurred due to violation by Sublessor of the terms and conditions of the Ground Lease and costs and expenses associated with defenses of Sublessor’s title to or interest in the Building or Ground Lease;

    cost of alterations, capital improvements, equipment replacement and other items which under GAAP are properly classified as capital expenditures, unless expressly permitted under Section 5.2 above;

    expense for the replacement of any items covered under warranty;

    expenses to correct any penalty or fine incurred by Sublessor due to Sublessor’s violation of any federal, state or local law or regulation;

    any interest, penalties or other fines or expenses due for late payment by Sublessor of any Expenses (including, without limitation, rent or other sums under the Ground Lease);

    costs and expenses of correcting any defects or original design or construction defects in the Building or Common Facilities;

    wages, fringe benefits and salaries of (i) employees above the grade of building superintendent or building manager, and (ii) except as otherwise expressly set forth in Section 5.2(a), employees whose time is not spent directly and solely in the operation of the Building;

    Sublessor’s general corporate overhead and administrative expenses;

    business interruption insurance or rental value insurance;

    any costs, fees or expenses paid to an affiliate, subsidiary or related company of Sublessor in excess of that which would be paid to competitor contractors, servicemen, vendors or companies at arms length for comparable service of comparable quality to the comparable area;

    reserves;

    costs associated with the removal of substances considered to be detrimental to the environment or the health of occupants of the Building including, without limitation, any costs incurred to test, survey, clean-up, contain, abate, remove or otherwise remedy any such hazardous substances;

    any costs resulting from the fact that the Lot, Premises, Common Facilities or the Building does not comply with legal requirements in effect as of the Rent Commencement Date;

    charitable or political contributions;

    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature;

    Real Estate Taxes and other amounts payable in accordance with the terms of Section 5.3 of the Lease;

    all items and services for which Sublessee is separately charged, reimburses Sublessor or pays third persons or for which Sublessor is reimbursed by any other party, including, without limitation, amounts reimbursable under insurance policies and amounts recoverable by Sublessor under any warranties;

    any other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, repair, management or operation expenses.

All Operating Expenses shall be directly attributable to the operations, maintenance, management and repair of the Building. Sublessor shall not collect in excess of one hundred percent (100%) of Operating Expenses, or any item of cost more than once. Any Operating Expenses charged Sublessor by any of its affiliates or related entities for goods or services provided to the Building or Lot shall not exceed the prevailing market-rate cost thereof that would be charged to Sublessor by non-affiliated third parties. Operating Expenses shall not exceed reasonable, typical and customary amounts for the same or similar services.

5.3 Real Estate Tax Definition. The term “Real Estate Taxes Allocable to the Building” shall mean the sum of all taxes, rates and assessments, general and special, levied or imposed by any governmental authority against the Building, including all taxes, rates and assessments, general and special, levied or imposed for public betterment, general or local improvements after the Rent Commencement Date, provided, however, that Sublessee’s obligation to contribute to special assessments or betterments shall be based on the amount that would be payable if such assessment or betterment were paid over the longest period permitted by law. The Real Estate Taxes Allocable to the Building shall include only those taxes and assessments levied and assessed against the Building.

If the system of real estate taxation shall be altered or varied and any new tax shall be levied or imposed in the jurisdiction wherein the Premises are located after the Rent Commencement Date, then any such new tax or levy shall be included within the term “Real Estate Taxes Allocable to the Building.” “Real Estate Taxes Allocable to the Building” shall not include, and Sublessee shall not be responsible for paying or reimbursing Sublessor for, any income and earnings taxes, charges upon Rent payable by Sublessee under this Lease, profit and excess profit taxes, excise taxes, franchise taxes, interest and penalties charged for Sublessor’s failure timely to make payments which Sublessor is required to make hereunder, including without limitation, Real Estate Tax payments, estate, succession, inheritance, gift, franchise and transfer taxes and capital levies and any increases in taxes due to any transfer or sale of the Building or the Lot or Sublessor’s interest therein. If, at any time during the Base Term or Extension Term, any tax or excise on rents or other taxes, however described, are levied or assessed against Sublessor with respect to the rent hereunder in substitution for real estate taxes assessed or levied on the Building such tax or excise on rents shall be included in Real Estate Taxes Allocable to the Building.

Sublessee shall have the right to contest the amount or validity, in whole or in part, of any Real Estate Taxes by appropriate proceedings conducted in good faith. Sublessor shall not be required to join in any such contest or proceedings unless the provisions of any law or regulation then in effect require that such proceedings be brought by or in the name of Sublessor, in which case Sublessor shall join in such proceedings or permit them to be brought in its name. Sublessor shall apply for and use all reasonable efforts to obtain a unique parcel number or tax number for the Building and Lot so that Real Estate Taxes assessed against the Building are not part of a tax bill/assessment relating to any other improvements or land.

If Real Estate Taxes Allocable to the Building are abated, reduced or refunded, an equitable adjustment shall be made to reflect Sublessee’s Proportionate Share of the amount of such reduction in the amount of Real Estate Taxes Allocable to the Building, after reimbursement to Sublessor for actual and reasonable out-of-pocket costs incurred in securing the same. This provision shall survive the expiration or earlier termination of this Lease. The pendency of any application or other procedure relating to any such abatement, reduction or refund shall not, however, delay the computation and the payment by Sublessee to be made hereunder.

Provided that Sublessee is listed as the party to receive tax bills with the applicable taxing authority, Sublessee shall pay directly to the appropriate taxing authority all Real Estate Taxes Allocable to the Building on or before the date the same are due. Otherwise, Sublessee shall pay Real Estate Taxes Allocable to the Building within 10 business days after Sublessor provides Sublessee with the tax bills therefor either (i) directly to the taxing authority (provided such payment is due later than 10 business days after delivery of the tax bill from Sublessor, in which case Sublessee shall provide Sublessor with a receipted tax bill upon payment) or (ii) to Sublessor, and Sublessor shall be responsible for making such payment together with any late fees or penalties.

6.	PLACE OF PAYMENT OF RENT

All payments of Fixed Rent and Additional Rent shall be made by Sublessee to Sublessor without notice or demand, except as otherwise provided herein, at such place as Sublessor may from time to time designate in writing. The initial place for payment of Fixed Rent and Additional Rent shall be to Sublessor, c/o CPManagement, Inc., 11 Court Street, Suite 100, Exeter, NH 03833 or at such other address as Sublessor may specify by written notice pursuant to Article 30 below. Any extension of time for the payment of any installment of Fixed Rent and Additional Rent, or the acceptance of Fixed Rent and Additional Rent after the time at which it is due and payable must be in writing and signed by Sublessor shall not be a waiver of the rights of Sublessor to insist on having all other payments made in the manner and at the times herein specified.

7.	QUIET ENJOYMENT

Sublessee, upon payment of the rent herein reserved and upon the performance of all the terms and conditions of this Lease, shall at all times during the Base Term and the Extension Term, if any, peaceably and quietly enjoy the Premises without any disturbance from Sublessor or from any other person claiming through Sublessor, subject, nevertheless, to the terms and conditions of this Lease and the Ground Lease (to the extent expressly applicable to Sublessor’s subtenants and otherwise subject to the terms of the PDA Non-Disturbance Agreement).

Without limiting the generality of the foregoing, Sublessee shall be entitled to receive all services to be rendered to Sublessor and all rights and remedies of Sublessor under the Ground Lease in respect of the Premises. Sublessor shall use best efforts and will cooperate with Sublessee to obtain the services to be provided by the PDA and all such rights and remedies under the Ground Lease and take all actions reasonably necessary with respect thereto as requested by Sublessee. In addition, Sublessor shall (a) pay all rents, additional rents, charges and other sums or amounts required to be paid by Sublessor as lessee under and pursuant to the provisions of the Ground Lease; and (b) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Sublessor, as lessee thereunder, to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Sublessor as lessee under the Ground Lease. In addition, Sublessor shall not (i) modify, change, alter or amend the Ground Lease, or waive any of its rights or any restrictions benefiting the tenant thereunder, or give its consent or approval to the PDA under the Ground Lease which, in any such case, would affect Sublessee, this Lease, the Premises or Sublessee’s use and enjoyment thereof, (ii) except as required by the express terms of the Ground Lease, consent to the subordination of the Ground Lease to any mortgage or fee interest of the PDA in the Premises or the Lot, (iii) terminate, surrender or intentionally do or intentionally omit to do anything which would lead to a termination of the Ground Lease with respect to the Premises, or (iv) exercise or waive any rights (including rights of termination that may arise after casualty or condemnation) or remedies under the Ground Lease in respect of the Premises, except, in each case, as consented to and directed by Sublessee in its sole discretion. In addition, Sublessor agrees that where Sublessor’s consent is required or requested by the PDA pursuant to the Ground Lease for any action that would in any respect affect Sublessee, this Lease, the Premises or Sublessee’s use and enjoyment thereof, Sublessor shall not give any such consent unless and until Sublessee has also consented.

If Sublessor shall default in the performance or observance of any term, covenant or condition of the Ground Lease, then, without limiting the generality of the other provisions of this Lease, and without waiving or releasing Sublessor from any of its obligations hereunder, Sublessee shall have the right, but shall be under no obligation, to pay any sums and to cause all of the terms, covenants and conditions of the Ground Lease to be promptly performed or observed on behalf of Sublessor, to the end that the rights of Sublessor in, to and under the Ground Lease shall be kept unimpaired and free from default. Sublessee and any person designated by Sublessee shall have, and are hereby granted, the right, upon notice, to enter upon the premises leased pursuant to the Ground Lease at any time and from time to time for the purpose of taking any such action. If the PDA shall have delivered to Sublessee a copy of any notice of default sent by the Ground Lessor to Sublessor, as lessee under the Ground Lease, such notice shall constitute full protection to Sublessee for any action taken or omitted to be taken by Sublessee, in good faith, in reliance thereon. Any costs incurred by Sublessee to cure any default by Sublessor under the Ground Lease shall be reimbursed by Sublessor upon demand and Sublessee shall be entitled to offset any amounts so due and owing from Sublessor against the installments of Fixed Rent and Additional Rent next due. If the Term of this Lease is extended beyond the Base Term, then to the extent necessary for the term of the Ground Lease to equal or exceed the Term of this Lease, Sublessor shall exercise each individual option, if any, to extend or renew the term of the Ground Lease, and Sublessor hereby expressly authorizes and appoints Sublessee its attorney-in-fact to exercise any such option in the name of and on behalf of Sublessor, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

8.	USE OF THE PREMISES

(a) The Building and the Premises may be used by Sublessee for office, warehousing, manufacturing, machining, industrial, research and development and laboratory (the “Specified Uses”) and any other lawful use, and all other lawful uses incidental or ancillary to any of the foregoing, all without the consent of Sublessor or the PDA (hereinafter “Permitted Use”). Sublessor hereby represents and warrants that as of the date hereof and as of the Rent Commencement Date, the Specified Uses are and will be allowed under the Ground Lease and otherwise as of right without any requirement to obtain any consent, approval, permission, variance, special permit or conditional use permit from the PDA or any other federal, state, local or municipal government or governmental agency or authority having jurisdiction over the Lot, Building or Common Facilities.

(b) Sublessee shall not at any time use or occupy the Premises in violation of the certificate of occupancy issued for the Building or premises or any applicable zoning ordinance.

9.	ALTERATIONS

Sublessee shall have the right to make alterations, additions and improvements (collectively, hereinafter “Alterations”) to the Premises without obtaining consent of the PDA or Sublessor, provided that (i) such Alterations do not materially adversely affect the soundness, structural integrity, exterior appearance, or useful life of the structure or the systems of the Building, (ii) such Alterations in each instance do not exceed $250,000, and (iii) such Alterations do not require (A) consent of the PDA under Article 15 of the Ground Lease (applied as if Sublessee were the “Sublessee” thereunder) or (B) approval of plans from another governmental agency to obtain any required building or other permit. If applicable, Sublessee shall provide Sublessor with “as built” plans detailing such Alterations at the completion thereof. As long as Sublessor has received at least fifteen (15) business days’ prior notice of such Alterations, Sublessor shall notify Sublessee within such period whether Sublessor shall require Sublessee to remove such Alterations upon the expiration or earlier termination of this Lease. If Sublessor fails to give such notification to Sublessee within such period, Sublessee shall not be obligated to do so. Notwithstanding anything herein to the contrary, Sublessee shall not be obligated to remove or restore any Alterations made as part of or in connection with Sublessor’s Work and Sublessee’s initial occupancy of the Building, including, but not limited to any data, telephone or telecommunications wiring.

In addition, Sublessee shall have the right to install, at its sole cost and expense, a backup generator for the Building in a location to be reasonably determined by Sublessor and Sublessee, subject to the other provisions hereof related to Alterations.

Any other Alterations shall require the prior written consent of Sublessor and, to the extent required under the Ground Lease, the PDA, which shall not be unreasonably withheld or delayed subject to and in accordance with the Ground Lease. Sublessor agrees that it shall use commercially reasonable efforts to assist Sublessee in obtaining any consent required from the PDA relating to Alterations so long as Sublessee reimburses Sublessor for any reasonable out-of-pocket costs or expenses incurred by Sublessor in connection therewith. Sublessor may condition its consent to any Alteration requiring Sublessor’s consent hereunder on a requirement that Sublessee remove same upon expiration or earlier termination of the Term of this Lease.

All work done in connection with any Alterations shall be done in a good and workmanlike manner employing materials of good quality and in compliance with Article 15 of the Ground Lease and with laws, rules, orders and regulations of governmental authorities having jurisdiction thereof and by contractors approved by Sublessor, which approval will not be unreasonably withheld, conditioned or delayed. If Sublessee employs outside contractors for Alterations to the Premises, Sublessee shall be responsible for and shall cause the contractor to abide by all reasonable procedures, rules and regulations as promulgated by Sublessor and/or the PDA in writing prior to the commencement of any such Alteration. All Alterations shall be performed in such a manner as to maintain harmonious labor relations and not to damage the Building. Sublessee shall indemnify and hold Sublessor harmless from any damage caused by Sublessee’s contractors. Sublessee agrees to pay to Sublessor all reasonable out-of-pocket costs actually incurred by Sublessor in connection with granting its consent to such Alterations (if required) and supplying services requested by Sublessee to Sublessee with respect to the construction by Sublessee of any Alteration within thirty (30) days of Sublessor’s bill therefor. Sublessee shall cause each contractor performing any Alteration on its behalf to carry worker’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and comprehensive general liability insurance with such limits as Sublessor may require reasonably from time to time during the Base Term or Extension Term, if any, of this Lease, taking into account the complexity and nature of the work and the amount of insurance customarily carried by contractors performing similar work and, if requested by Sublessor, to deliver to Sublessor certificates of all such insurance. Except as otherwise provided herein, any Alterations made by Sublessee, and any permanent fixtures installed as part thereof shall become the property of Sublessor upon the expiration or other sooner termination of this Lease. Sublessee shall yield up the Premises in the condition the Premises were in on the Rent Commencement Date or as they may be placed during the Term of this Lease, reasonable wear and tear, damage caused by Sublessor’s activities or breach of its repair and maintenance obligations, and damage by fire or other casualty and governmental taking excepted (but in any event, subject to Sublessee’s obligation to remove Alterations as provided in this Lease).

Notwithstanding the foregoing or anything in this Lease to the contrary, Sublessee shall have no obligation to remove or restore Sublessor’s Work, any ordinary and customary tenant improvements or Alterations that are typical for general office, manufacturing, R&D/laboratory, and warehouse use, including data, telephone or telecommunications cabling and wiring. All articles of personal property and all business or trade fixtures, machinery and equipment and furniture owned or installed by Sublessee in the Premises including, without limitation, computers, refrigerators, freezers, and water processing systems, shall remain the property of Sublessee and may be installed or removed by Sublessee at any time during the Lease Term or upon the expiration or earlier termination thereof.

10.	MAINTENANCE AND REPAIRS

Except as otherwise provided in this Article and Articles 12 and 13, Sublessor shall keep and maintain in good working order, condition and repair comparable to buildings in similar first-class office parks in the Portsmouth and Dover, New Hampshire market area the Common Facilities and structural portions of the Building including but not limited to the roof, exterior walls, floor slabs, columns, elevators, the plumbing, heating, lighting, and other building standard electrical equipment, ventilating equipment, air conditioning equipment, the elevators or escalators, and the life safety systems and equipment, utility systems and bathrooms wherever located. Sublessor shall also keep and maintain or cause to be maintained the Common Facilities including without limitation the parking lot, landscaped areas and other exterior grounds, stormwater management and drainage facilities, exterior lighting and the driveways, walkways, sidewalks, entrances and roadways in good order and repair, and shall keep the same reasonably free of debris, snow and ice.

Except for repairs for which Sublessor is responsible hereunder, Sublessee shall maintain the Premises in the condition the Premises were in on the Rent Commencement Date, reasonable wear and tear, damage resulting from Sublessor’s activities or breach of Sublessor’s repair and maintenance obligations, damage by fire or other casualty and governmental taking excepted.

All repairs made by either Sublessor or Sublessee shall be done in a good and workmanlike manner in accordance with all applicable laws. Whenever in this Lease the costs of repairs and maintenance are imposed on one of the parties, such costs shall first be paid from available insurance proceeds.

Notwithstanding anything in this Lease to the contrary, Sublessee shall have the right, in its sole discretion, to terminate, in whole or in part, any or all of the repair, maintenance, cleaning or other services being provided by Sublessor pursuant to this Lease; provided however, that Sublessee shall (i) provide Sublessor with at least forty-five (45) days prior written notice of such termination, (ii) pay Sublessor for all amounts due Sublessor for such services through the date of termination and (iii) perform such service or services itself or hire a substitute service provider that is reasonably acceptable to Sublessor to carry out any such service that Sublessee has terminated with Sublessor.

11.	INDEMNIFICATION; INSURANCE

11.1 Indemnification.

(a) Subject to any limitations on Sublessee’s liability set forth in this Lease, including, without limitation, Section 11.4 and Article 23, Sublessee shall save Sublessor, any partner, trustee, stockholder, officer, director, member, employee or beneficiary of Sublessor, (hereinafter individually, a “Sublessor Indemnified Party” and collectively, the “Sublessor Indemnified Parties”) harmless and indemnified from and against (i) all injury, loss, cost (including reasonable attorneys’ fees and expenses), claim, cause of action, demands or judgments, or damage to any person or property on or about the Premises occasioned by the use or occupancy of the Premises by Sublessee or Sublessee’s subtenants, licensees, employees, agents, or contractors (hereinafter collectively, “Sublessee’s Agents”), and (ii) all injury, loss, claim or damage to any person or property anywhere on the Premises, Building or Lot occasioned by any negligent act, omission or intentional misconduct of Sublessee or Sublessee’s Agents (in each case, except to the extent caused by the negligent act, omission or intentional misconduct of the Sublessor Indemnified Parties). The obligations of Sublessee under this Article 11.1(a) shall survive the expiration or termination of this Lease with respect only to such injuries, losses, costs, claims, causes of action, demands, judgments or damages that are otherwise attributed to or occur after the Rent Commencement Date and while such party is the Sublessee under this Lease.

(b) Subject to the provisions of Section 11.4 and Article 25 of this Lease, Sublessor shall save Sublessee, any partner, trustee, stockholder, officer, director, member, employee or beneficiary of Sublessee (hereinafter individually, a “Sublessee Indemnified Party” and, collectively, the “Sublessee Indemnified Parties”) harmless and indemnified from and against (i) all injury, loss, cost (including reasonable attorneys’ fees and expenses), claim, cause of action, demands or judgments, or damage to any person or property on or about the Lot or in the Building or the Premises if such injury, loss, cost, claim, cause of action, demand, judgment, or damage is caused by any negligent act, omission or intentional misconduct of Sublessor or any of its employees, agents, licensees or contractors (except to the extent caused by the negligent act, omission or intentional misconduct of such Sublessee Indemnified Party). The obligations of Sublessor under this Article 11.1(b) shall survive the expiration or termination of this Lease and the transfer of title to Lot, Building or Premises with respect only to such injuries, losses, costs, claims, causes of action, demands, judgments, or damages that are otherwise attributed to or occur prior to the expiration or termination of this Lease.

11.2 Sublessee’s Insurance. Sublessee shall maintain policies of commercial general liability and property damage insurance with respect to the use, operation or condition of the Premises, and the operations of Sublessee in, on or about the Premises, providing bodily injury and broad form property damage coverage with a limit of not less than Two Million and 00/100 Dollars ($2,000,000.00) each occurrence or in such higher amounts as Sublessor shall reasonably require from time to time provided that any such increased amounts are similar to amounts then being reasonably charged to similar whole building tenants occupying similar buildings in the Portsmouth/Dover, New Hampshire market areas. Such insurance shall include Sublessor as an additional insured and Sublessor’s mortgagee as an additional insured against death, injury to persons or damage to property as herein provided.

Sublessee shall maintain, at its sole cost and expense, policies of commercial property insurance covering any trade fixtures and other personal property from time to time in, on or about the Premises, in such amounts as are reasonably determined by Sublessee, and containing appropriate endorsements waiving the insurer’s right of subrogation against Sublessor. Sublessee shall maintain workers’ compensation insurance which meets the requirements of New Hampshire law. Sublessee shall also maintain during the course of any construction of any Alteration requiring Sublessor consent “builder’s risk” insurance or its equivalent covering the total value of the work performed and equipment, supplies and materials related thereto and in an amount equal to the actual replacement cost thereof.

All of Sublessee’s insurance shall be with companies qualified to do business in the State of New Hampshire, shall be issued by insurance companies with a general policy holder’s rating of not less than A or better as rated in the most current A.M. Best report and shall comply with the requirements of Exhibit E attached hereto (which requirements in the event of any conflict with the provisions hereof shall control). Insurance may be maintained by Sublessee under a so-called blanket policy or policies, provided the coverage afforded will not be reduced or diminished by reason of the use of such blanket insurance policy, and provided further that the requirements set forth herein are otherwise satisfied.

Sublessee shall upon request by Sublessor, deposit with Sublessor certificates of insurance required to be maintained under this Lease, at or prior to the Rent Commencement Date, and thereafter, within twenty (20) days prior to the expiration of each such policy. Such policies shall, to the extent obtainable without additional charge from Sublessee’s insurance carrier, provide that the policies may not be changed or canceled, without at least twenty (20) day’s prior written notice to Sublessor.

Sublessee hereby covenants and agrees that in the event Sublessee violates Article 32 hereof or in the event that Sublessee makes any use of the Premises or the Building which increases the rate of insurance on the Building, Sublessee shall promptly pay to Sublessor upon submission of an invoice therefor any such increase in insurance premiums resulting therefrom, which shall be due and payable as Additional Rent hereunder.

11.3 Sublessor’s Insurance. During the entire period this Lease shall be in effect, Sublessor shall carry and maintain:

(a) Property insurance coverage against loss or damage by fire and lightning and against loss or damage or other risks embraced by coverage of the type now known as the broad form of extended coverage, including vandalism, riot, civil commotion, earthquake and malicious mischief, in an amount not less than 100% of the full replacement value of the Building. Such full replacement cost shall be determined from time to time upon request by Sublessee not more frequently than once in any twenty four (24) consecutive calendar month period (except in the event of substantial changes or Alterations to the Building) by written agreement of Sublessor and Sublessee, or, if they cannot agree, in accordance with the dispute resolution process set forth in Exhibit K.

(b) Comprehensive general liability insurance, including on an “occurrence basis” against claims for “personal injury”, including without limitation, bodily injury, death or property damage, occurring upon, in or about the Lot including the Building and any other buildings thereon and the parking area and adjoining sidewalks, street, and passageways, to a limit of not less than Two Million Dollars ($2,000,000.00) with respect to damage to property and Two Million Dollars ($2,000,000.00) with respect to personal and/or bodily injury or death to any one or more persons as required under the Ground Lease. Such insurance shall also include coverage against liability for bodily injury or property damage arising out of the acts or omissions by or on behalf of Sublessor, or any other person or organization, or involving any owned, non-owned, leased or hired automotive equipment in connection with Sublessor’s activities; and

(c) Workers’ compensation and employer’s liability insurance in an amount and form which meets all applicable requirements of the labor laws of the State of New Hampshire, as amended from time to time, and which specifically covers the persons and risks involved in this Lease.

(d) In connection with Sublessor’s Work, Sublessor shall (i) carry the insurance required by the Ground Lease, including, without limitation, builder’s risk insurance required under Section 2A.2 of the Ground Lease and (ii) procure the performance and payment bonds required under Section 2A.6 of the Ground Lease.

(e) All of Sublessor’s insurance shall be with companies qualified to do business in the State of New Hampshire and shall be issued by insurance companies with a general policy holder’s rating of not less than A or better as rated in the most current A.M. Best report. Insurance may be maintained by Sublessor under a so-called blanket policy or policies, provided the coverage afforded will not be reduced or diminished by reason of the use of such blanket insurance policy, and provided further that the requirements set forth herein are otherwise satisfied.

11.4 Waiver of Subrogation. Any insurance carried by either party with respect to the Premises or Building or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party. Neither Sublessor nor Sublessee shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or which would be covered by insurance benefiting the party suffering such loss pursuant to the requirements of this Article 11.

12.	DAMAGE TO THE PREMISES

12.1 Right to Terminate. If the Premises is damaged by fire or other casualty and Sublessor cannot restore the Premises as required in Article 12.2 because (a) applicable zoning and land use regulations will not allow restoration of the Premises (or a building similar to the Premises that will satisfy Sublessee’s needs, as determined by Sublessee) or (b) insurance proceeds are or will be insufficient to restore the Premises, provided, however, that Sublessor has complied with its insurance obligations set forth in Article 11 and provided further that Sublessee does not agree to pay for restoration costs in excess of available insurance proceeds, or (c) if the lessor under the Ground Lease shall refuse to allow Sublessor to restore the Premises, or (d) unless Sublessee agrees to exercise its Extension Options, if such casualty occurs during the last twelve (12) months of the Term, Sublessor may, but shall not be required to, terminate this Lease as of the date of such damage by written notice to Sublessee within thirty (30) days after the date of such fire or other casualty. If Sublessor elects to terminate this Lease in accordance with this Article 12, Sublessee shall have a right of first offer with respect to any new building or improvements constructed by Sublessor (or any of Sublessor’s affiliates) on the Lot (which right shall survive said termination of the Lease for a period of five years). Such right of first offer shall be exercised in accordance with the terms and provisions of Section 1.5 of this Lease. If Sublessor does not elect to terminate this Lease pursuant to the preceding sentence, Sublessor shall diligently and promptly repair the damage and restore the Premises pursuant to Section 12.2 below.

12.2 Sublessor’s Obligation to Repair. If this Lease is not terminated pursuant to this Article 12, then this Lease shall continue in full force and effect and Sublessor shall use diligent efforts to repair the damage and restore the Premises (including all Sublessor’s Work but excluding Sublessee’s personal property, trade fixtures, Sublessee’s furniture and equipment and any Alterations made by Sublessee) to substantially the same condition that existed immediately prior to such damage. Sublessor shall give written notice to Sublessee within thirty (30) days of the fire or other casualty of Sublessor’s election to either (1) terminate this Lease if permitted by Section 12.1 above or (2) restore the Premises in the estimated time period required for the restoration thereof and subject to the terms hereof (the “Casualty Notice”). The Casualty Notice shall include the estimated time required to complete the restoration. Sublessee may terminate this Lease upon written notice to Sublessor (and such termination shall be effective as of the date of such notice) given to Sublessor within thirty (30) days after Sublessee’s receipt of the applicable Casualty Notice if the Casualty Notice indicates that the estimated time frame for such restoration shall take longer than 180 days from the time repair work would commence. Sublessor shall use best efforts to restore the Building as promptly as possible to substantially the same condition as existed prior to such casualty. Sublessor’s obligation to repair such damage and restore the Premises shall be limited to the extent of the insurance proceeds, provided that Sublessor has complied with its insurance obligations set forth in Article 11 and provided further that Sublessee does not agree to pay for restoration costs in excess of available insurance proceeds. Subject to Section 12.3, Sublessor shall not be liable for any inconvenience or annoyance to Sublessee or injury to the business of Sublessee resulting from delays in repairing such damage. In the event that the fire or other casualty is due to the negligent act, omission or intentional misconduct of Sublessee or Sublessee’s Agents, then Sublessee agrees to reimburse Sublessor for any commercially reasonable deductible payable pursuant to Sublessor’s property insurance policy maintained in accordance with Article 11 hereof.

12.3 Rent Abatement. For so long as such damage renders the Premises or a portion thereof unsuitable for the Permitted Use, a just and proportionate abatement of Fixed Rent, Additional Rent, Expenses, Real Estate Taxes and other charges due and payable by Sublessee under this Lease shall be made commencing on the date of casualty and continuing until such time as the Premises have been fully and completed restored so as to allow Sublessee to conduct its normal business operations at the Premises.

12.4 Sublessee’s right to Terminate. Notwithstanding anything in this Article 12 to the contrary, Sublessee may elect to terminate this Lease if:

(a) Sublessor fails to provide its Casualty Notice pursuant to Article 12.2 within said thirty (30) day period; or

(b) Sublessor fails to restore the Building, Premises and the Common Facilities so as to allow Sublessee the use of the Premises for its intended business purpose to the condition existing preceding the damages within one hundred eighty (180) days after the restoration work shall have commenced subject to extension for any delay caused by Sublessee or any person or entity claiming by, through or under Sublessee.

(c) The Premises is Substantially Damaged within the last twenty-four (24) months of the Term of this Lease.

Sublessee shall exercise any option to terminate set forth in this Article 12.4 by giving written notice to Sublessor within thirty (30) days after Sublessor’s failure to notify or failure to restore, as specified above or in the case of (c) above, within thirty (30) days of the applicable fire or casualty. If Sublessee fails to timely exercise its termination right in accordance with Section 12.2 or this Section 12.4, this Lease shall continue in full force and effect and, except as provided in Section 12.4(b), Sublessee shall have no further rights to termination of this Lease with respect to such event. Notwithstanding the foregoing, Sublessee’s right to terminate this Lease with respect to Article 12.4(b) above shall extinguish upon Sublessor’s restoration of the Premises, the Common Facilities and the Building to the condition existing preceding the damage so as to allow Sublessee the use of the Premises for its intended business purpose.

12.5 Definitions. The term “Substantially Damaged” as used herein shall refer to damage of such character that the same cannot in the ordinary course be reasonably expected to be repaired within 120 days from the date of such casualty or damage resulting in the inability of Sublessee to continue to conduct operations in more than 50% of the Premises.

13.	EMINENT DOMAIN

In the event that the whole of the Premises or the Building or the Lot shall be lawfully condemned or taken in any manner for public or quasi-public use, this Lease shall forthwith terminate as of the date of divesting of Sublessor’s interest. Sublessor and Sublessee each agree to give prompt notice to the other if it becomes aware of any condemnation action against the Premises, Building or Lot.

In the event that only a part of the Premises, the Lot, or the Building or Common Facilities shall be so condemned or taken, then, if such condemnation or taking is Substantial (defined below), or renders the Premises not reasonably sufficient and suitable for Sublessee’s use and occupancy as determined by Sublessee, or impairs, interferes with or results in a loss of access to or egress from the Building or Lot, Sublessee may by delivery of notice in writing to Sublessor within sixty (60) days following the date on which Sublessor’s title has been divested by such authority, terminate this Lease. “Substantial” shall mean any condemnation or taking which reduces the value of the Premises by 33% or more or Sublessee’s parking is reduced by more than 20% (and so long as Sublessor has not provided substitute parking to Sublessee.

If this Lease is not terminated as aforesaid or if such condemnation or taking is not Substantial, then this Lease shall continue in full force and effect except that the Fixed Rent and Expenses shall be equitably abated as of the date of divesting of title. Sublessor shall, with reasonable diligence and at its expense, restore the remaining portion of the Premises as nearly as practicable to the same condition as it was prior to such condemnation or taking. Prior to restoration and within thirty (30) days of the governmental taking, Sublessor shall notify Sublessee in writing of the estimated time required to complete the restoration required thereby and the likelihood that condemnation proceeds are available or sufficient to cover the costs thereof (the “Condemnation Notice”). Sublessor’s obligation to restore the remaining portion of the Premises shall be limited to the extent of the condemnation proceeds made available to Sublessor, provided that if such proceeds are insufficient or unavailable to permit the restoration of the Premises to the standard required by the immediately preceding sentence, or if the estimated time required to complete the restoration shall exceed 120 days, Sublessee may elect to terminate this Lease upon thirty (30) days written notice Sublessor. Further, Sublessee may terminate this Lease if Sublessor fails to restore the Premises and a sufficient portion of the Common Facilities as to allow Sublessee the use of the Premises for its intended business purpose to the condition existing preceding the governmental taking within 180 days of said taking, subject to extension for delays due to any negligent act, omission or intentional misconduct of Sublessee or Sublessee’s Agents.

In the event of any condemnation or taking, except as hereinabove set forth, Sublessor shall be entitled to receive the entire award in the condemnation proceedings, including any award made for the value of the estate vested by this Lease in Sublessee, and Sublessee hereby expressly assigns to Sublessor any and all right, title and interest of Sublessee now or hereafter arising in or to any such award or any part thereof.

Notwithstanding the foregoing, it is agreed and understood that Sublessor does not reserve for itself, and Sublessee does not assign to Sublessor, and Sublessee shall be entitled to receive any damages payable for movable trade fixtures or the value of trade fixtures or moving expenses which shall be the property of Sublessee. Sublessee may bring a separate condemnation proceeding for relocation expenses and trade fixtures payable in the manner and extent as, and if, provided by law. All awards attributable to Sublessee’s, trade fixtures, furniture or equipment shall be the property of Sublessee.

In case of a temporary taking, for so long as such temporary taking renders the Premises or a portion thereof unsuitable for the Sublessee’s intended use and occupancy, Sublessee shall be permitted to a just and proportionate abatement of Fixed Rent and Expenses (on a per diem basis times the number of days such temporary taking continues, and further reduced only by the portion of the Premises so affected).

14.	SUBLESSOR’S SERVICES

14.1 Electric Current and Other Services.

(a) The Premises shall be separately metered by Sublessor. Sublessee shall pay directly to the utility provider the cost of all utilities used and consumed in the Building. The cost of bringing all utilities, including, without limitation, telephone, gas, electricity, water and sewer, and the cost of procuring and installing such separate meters shall be borne by Sublessor as part of Sublessor’s Work.

(b) If Sublessee shall require electrical current for use in the Premises in excess of the capacities set forth in the Final Building Plans or, if in Sublessor’s reasonable judgment, Sublessor’s facilities are inadequate for such excess requirements or such excess requirements will result in an additional burden on the Building systems and additional cost to Sublessor on account thereof, then Sublessor shall at the sole cost and expense of Sublessee, furnish and install such further wires, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Sublessee, provided current therefore is available to Sublessor, and provided further that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition. Sublessee shall reimburse Sublessor for all reasonable out-of-pocket costs incurred by Sublessor on account thereof within thirty (30) days after demand.

(c) Sublessor, at Sublessee’s expense, shall purchase and install all replacement lamps including, but not limited to, incandescent and fluorescent lights used in the Premises.

(d) Sublessor shall not in any way be liable or responsible to Sublessee for any loss, damage or expense which Sublessee may sustain or incur if the quantity, character, or supply of electrical energy is changed or is no longer available or suitable for Sublessee’s requirements.

(e) Notwithstanding Article 9 hereof, Sublessee agrees that it shall not make any material alteration or material addition to the electrical system’s equipment or appliances in the Premises without obtaining the prior written consent of Sublessor in each instance, which consent will not be unreasonably withheld, conditioned or delayed, and Sublessee shall promptly advise Sublessor of any other alteration or addition to such electrical equipment or appliances.

(f) Unless and to the extent Sublessee exercises its right to maintain and provide services for the Building and Common Facilities as set forth in Article 10 above, Sublessor shall also provide the following services with respect to the Premises and the Building in a manner consistent with services provided to buildings in similar first-class office parks in the Portsmouth and Dover, New Hampshire market area.

    Self-service passenger elevator;

    The cleaning services set forth in Exhibit F in accordance with Section 14.4 hereof;

    Snow removal from the Common Facilities (including the parking lot) and landscaping maintenance of the Lot; and

    Card key access system for the Building.

14.2 Water and Sewer. Sublessor shall furnish cold water and related sewer services to the Premises for ordinary office cleaning, toilet, lavatory, kitchenette and drinking purposes and any hot water shall be obtained by Sublessee through hot water heaters to be installed in the Premises by Sublessor in connection with Sublessor’s Work. Such water and related sewer charges, if any, shall be paid by Sublessee directly to the utility provider, as set forth in Section 14.1(a) above.

14.3 Heat and Air Conditioning. Sublessor shall provide the HVAC equipment in accordance with the Final Building Plans as part of Sublessor’s Work that shall bring reasonable heat and air conditioning to the Premises. Electric and gas service used for HVAC shall be paid by Sublessee directly to the utility provider. Unless Sublessee takes over maintenance and operation of the HVAC systems as provided in Article 10, Sublessor shall provide HVAC at the hours specified by Sublessee.

14.4 Cleaning. Unless and until Sublessee exercises its right to provide cleaning services for the Building as set forth in Article 10 above, Sublessor shall cause the Building to be kept neat, clean, and in good working order and condition in a manner consistent with similar first-class office buildings in the Portsmouth and Dover, New Hampshire market area provided the same are kept in good order by Sublessee and Sublessee’s Agents. Unless otherwise agreed upon by Sublessor and Sublessee, cleaning of the Common Facilities and the Premises shall be provided Monday through Friday in accordance with the Cleaning Specifications attached hereto and made a part hereof as Exhibit F.

14.5 Parking. Sublessor shall construct as part of Sublessor’s Work, and Sublessee shall have the exclusive right to use, not less than four (4) parking spaces per 1,000 square feet contained in the Building located on the parking area generally shown on the concept site plan attached hereto as Exhibit A, which parking areas, and the related access driveways, are for exclusive use of the Building.

14.6 Interruption or Curtailment of Services. Sublessor reserves the right to interrupt, curtail, stop or suspend (a) the furnishing of elevator and other services, and (b) the operation of the plumbing and electric systems, whenever reasonably necessary for repairs, alterations or replacements required to be made hereunder; provided, however, that, except in the case of emergency, Sublessor shall provide Sublessee with not less than ten (10) business days prior notice of such interruption, curtailment or suspension and shall schedule the same (including, but not limited to, rescheduling the same as reasonably requested by Sublessee) so as to minimize any interference with Sublessee’s business operations, including, without limitation, scheduling such interruption, curtailment or suspension to occur on nights, weekends or holidays unless otherwise approved by Sublessee. Except as specifically provided by the remainder of this Article 14.6, there shall be no diminution or abatement of rent or other compensation due from Sublessee to Sublessor hereunder, nor shall this Lease be affected or any of Sublessee’s obligations hereunder reduced, and Sublessor shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems. Notwithstanding any other provision of this Lease to the contrary, in the event of any (i) interruption or curtailment of any service which Sublessor is required to provide to Sublessee pursuant to the terms of this Lease which materially and adversely affects Sublessee’s ability to use or occupy the Premises, and (ii) such interruption or curtailment results from the negligent, grossly negligent, wrongful or intentional acts or omissions of Sublessor, its employees, agents or contractors, and not Force Majeure, Sublessee shall, in addition to all other remedies at law or in equity, be permitted to a just and proportionate abatement of Fixed Rent, Additional Rent and Expenses (based on the nature and extent of the interference with Sublessee’s ability to use or occupy the Premises and on a per diem basis times the number of days such interruption or curtailment continues, and further reduced only by the portion of the Premises so affected); provided that Sublessee shall not be entitled to any abatement of Fixed Rent for any interruption or curtailment of services which is to the extent due to the negligent act or omission, wrongful acts or intentional misconduct of Sublessee or Sublessee’s Agents.

15.	ACCESS

Sublessee shall have access to the Premises during all hours, twenty-four hours per day, seven days per week, 365 days per year, and Sublessee and Sublessee’s Agents shall have the free and uninterrupted right of access. The normal operating hours for the Building shall be as determined by Sublessee in its sole discretion.

16.	SUBLEASE AND ASSIGNMENT

16.1 Generally.

Except as otherwise expressly provided herein, Sublessee shall not voluntarily, involuntarily or by operation of law assign, transfer, mortgage or otherwise encumber this Lease or any interest of Sublessee herein, in the whole or in part of the Premises or permit the Premises or any part thereof to be used or occupied by others, without the prior written consent of Sublessor, which consent shall not be unreasonably withheld, conditioned or delayed. Except as specifically provided below, in no event shall Sublessee be released from any of its obligations under this Lease in the event of any assignment or subletting of the Premises.

Notwithstanding any other provision in this Article 16 to the contrary, provided that (a) no Event of Default shall exist hereunder beyond all applicable notice and cure periods, and (b) Sublessee provides ten (10) days prior written notice to Sublessor of the name of such sublessee or assignee, Sublessee, without the consent of Sublessor, the PDA or Sublessor’s mortgagees, shall have the right, at any time and from time to time, to assign or sublet all or any portion of the Premises (each, a “Permitted Transfer”) (i) to any person or entity controlled by, under common control with, or controlling Sublessee, (ii) to any entity that is a successor-in-interest to Sublessee by way of merger, consolidation or corporate reorganization of Sublessee into such entity, or (iii) to any entity that purchases all or substantially all of the assets or ownership interests of Sublessee, so long as prior to any such transaction, Sublessee, or its successor, shall have delivered to Sublessor financial statements or such other reasonable information, (such financial statements or other reasonable information to be in form and substance reasonably satisfactory to Sublessor), that demonstrate to Sublessor, in its reasonable discretion, that such party has the ability to pay Fixed Rent and all other sums payable under this Lease and otherwise perform the obligations of Sublessee under this Lease. Except as expressly set forth below, in no event shall Sublessee be released from any of its obligations under this Sublease in the event of an assignment or subletting in any context.

Notwithstanding anything to the contrary in this Article 16, in the event of an assignment of this Lease by Sublessee other than to a controlled affiliate, Sublessee shall not be bound by or liable or responsible to Sublessor for (i) any amendments or other modifications to this Lease made subsequent to the date of any such assignment, (ii) any increases in Fixed Rent, Additional Rent or Expenses not specified by this Lease at the time of such assignment, (iii) any Alterations, additions, or other improvements made to the Building or Premises after any such assignment, or (iv) any and all obligations or liabilities of the “Sublessee” hereunder with respect to any Extension Term or other renewal or extension of the Term beyond the scheduled expiration of the Term at the time of such assignment.

In addition, notwithstanding anything to the contrary in this Article 16, Sublessee shall have the right, without obtaining the prior consent of Sublessor, the PDA, or any of Sublessor’s mortgagees (i) to enter into subleases for all or any portion of the Premises, provided that such sublease permits only a Specified Use (each, a “Permitted Sublet”) and (ii) to permit all or any portion of the Premises to be used or occupied in common with Sublessee, at any time and from time to time, by its consultants, joint venture partners, and research and development partners in connection with their association with Sublessee and such use or occupancy shall not be considered an assignment or subletting for any purpose hereunder. Sublessor agrees to enter into a non-disturbance agreement upon commercially reasonable terms with any subtenant subletting 15,000 or more square feet of space at the Premises.

Sublessee and every successor and assign of Sublessee is hereby given the right by Sublessor, in addition to any other rights herein granted, without Sublessor’s prior consent, to mortgage its interests in this Lease or any part or parts thereof, under a leasehold mortgage(s) and to assign its interest under this Lease as collateral security.

16.2 Sublessee’s Assignment/Sublease Notice. In connection with any request by Sublessee for Sublessor’s consent to assignment or subletting, Sublessee shall submit to Sublessor in writing the name of the proposed assignee or subtenant, such information as to the proposed assignee or sublessee’s financial responsibility as Sublessor may reasonably require, and the material terms and provisions upon which the proposed assignment or subletting is to be made.

16.3 Conditions. Any subletting or assignment pursuant to this Article 16 (whether or not requiring the consent of Sublessor) shall be subject to and conditioned upon the following:

(a) at the time of any proposed subletting or assignment, there shall not be an Event of Default;

(b) the sublessee or assignee shall occupy only the Premises and associated Common Facilities and parking, conduct its business in accordance with the Permitted Use;

(c) prior to occupancy, Sublessee and its assignee or sublessee shall, execute, acknowledge and deliver to Sublessor a fully executed counterpart of a written assignment of lease or a written sublease, as the case may be, by the terms of which:

(1) in case of an assignment, Sublessee shall assign to such assignee Sublessee’s entire interest in this Lease, and the assignee shall accept said assignment and assume and agree to perform directly for the benefit of Sublessor, all of the terms, covenants and conditions of this Lease on Sublessee’s part to be performed and, except as otherwise expressly set forth above, Sublessee shall not be released from any of its obligations under this Sublease and shall remain jointly and severally liable under this Lease with the Assignee; or

(2) in case of a subletting, the sublessee thereunder shall agree to be bound by and to perform all of the terms, covenants and conditions of this Lease on Sublessee’s part to be performed, which are applicable to the portion of the Premises to be sublet, except the payments of rents, charges and other sums reserved hereunder, which Sublessee shall continue to be obligated to pay and shall pay to Sublessor and Sublessee shall not be released from any of its obligations under the Sublease;

(d) With respect to subleases only, Sublessee shall pay to Sublessor monthly, on the date Fixed Rent is payable, fifty percent (50%) of the excess of the rents and other charges received by Sublessee pursuant to the sublease over the rents and other charges reserved to Sublessor under this Lease attributable to the space sublet, and provided that Sublessee may deduct from such excess all costs and expenses incurred in connection with the subletting including, without limitation, rent concessions, tenant improvement costs, legal expenses, brokers fees and advertising costs;

(e) With respect to any transfer or assignment for which Sublessor’s consent is not required, Sublessee shall remain a guarantor of the Lease after such transfer, sublease or assignment, subject to the limitations set forth in the third paragraph of Section 16.1;

(f) In the event of a sublease or assignment requiring the consent of Sublessor hereunder, Sublessee shall pay Sublessor’s reasonable costs and expenses incurred in connection with each such assignment or sublet (including, without limitation, attorneys fees), such costs not to exceed $3,000.00 in the aggregate; and

(g) Except in cases of Permitted Transfers and Permitted Occupancies, PDA has granted its consent to the subletting or assignment as proposed, to the extent required by the Ground Lease (and Sublessor agrees that it will cooperate with Sublessee in seeking the same) and such sublease otherwise complies with the conditions set forth in the Ground Lease.

16.4 Sublessor’s Consent. Sublessor shall not unreasonably withhold, condition or delay its consent to a proposed transfer, sublease or assignment pursuant to the provisions of Article 16.1, which requires the consent of Sublessor. Sublessor’s failure to consent shall not be deemed unreasonable if the conditions set forth in Article 16.3(a)-(g) are not met, or if the proposed assignee or subtenant does not have a demonstrable ability to comply with the terms and conditions of this Lease (to the extent applicable to such subtenant, in the case of a sublease).

16.5 No Waiver. The consent by Sublessor to an assignment or subletting (if required) shall not in any way be construed to relieve Sublessee from obtaining the express consent of Sublessor to any further assignment or subletting for the use of all or any part of the Premises, nor shall the collection of rent by Sublessor from any assignee, sublessee or other occupant after default by Sublessee be deemed a waiver of this covenant or the acceptance of such assignee, sublessee or occupant as tenant or a release of Sublessee from the further performance by Sublessee of the obligations in this Lease on Sublessee’s part to be performed.

17.	SUBORDINATION; PDA ESTOPPEL

This Lease is subject and subordinate to the lien of any fee or leasehold real estate mortgages to any lender prior to or subsequent to the date of execution and delivery of this Lease and to all renewals, modifications, consolidations, replacements or extensions thereof, provided that each such mortgagee enters into a subordination, nondisturbance and attornment agreement on such commercially reasonable terms and on such commercially reasonable form reasonably acceptable to Sublessee and such mortgagee pursuant to which such mortgagee recognizes Sublessee under this Lease and agrees that, in the event of foreclosure, Sublessee shall remain undisturbed under this Lease if there is no Event of Default hereunder and that this Lease shall continue as a direct Lease between such mortgagee and Sublessee under all the terms and conditions herein contained of this Lease and Sublessee agrees to attorn to the purchaser at a foreclosure sale if requested. In confirmation of the foregoing, Sublessee shall, within fifteen (15) business days of the request of Sublessor, execute and deliver all such instruments consistent with the foregoing as may be appropriate to subordinate this Lease to the lien of any mortgage securing notes issued by Sublessor and to all advances made thereunder and to the interest thereon and all renewals, replacements and extensions thereof. At the request of Sublessor, Sublessee shall join in a subordination agreement requested by any mortgagee who desires to subordinate its mortgage to this Lease meeting the requirements set forth above.

18.	ESTOPPEL CERTIFICATE

Sublessee and Sublessor shall, at any time during the Base Term or Extension Term, if any, within fifteen (15) days after request therefor from the other, deliver a duly executed and acknowledged written instrument to the requesting party or to a person or entity specified by the requesting party certifying:

(a) That the Lease is unmodified and in full force and effect, or, if there has been any modification, that the same is in full force and effect, as modified and stating any such modification;

(b) Whether or not there are any then existing setoffs or defenses against the enforcement of any of the terms, agreements, covenants and conditions of this Lease and any modifications thereof on the part of Sublessee or Sublessor to be performed or complied with, and if so, specifying the same; and

(c) The date to which Fixed Rent and all Additional Rent and other charges have been paid; and

(d) Such other statements and facts as to the Lease and the status of performance of the parties hereto as the Sublessor, Sublessee or the requesting party may reasonably require.

Sublessor and Sublessee agree that they will at all times use commercially reasonable efforts to comply in a timely fashion with any request to deliver an estoppel certificate and will have no right to withhold the delivery of an estoppel certificate notwithstanding if they are in any dispute. In addition, Sublessor shall, from time to time at the request and expense of Sublessee, request and cooperate with Sublessee, and use diligent efforts, to obtain an estoppel certificate from the PDA with respect to the status of the Ground Lease, including, requesting that such estoppel certify as to the compliance of the Building, Common Facilities and all other improvements on the Lot with the Ground Lease and PDA zoning and other land use controls.

19.	SUBLESSOR LIEN WAIVER AND CONSENT.

Sublessor disclaims and waives any statutory or common-law “landlord’s lien” or other lien or security interest on or in, or right of levy, distraint or execution against any tangible or intangible personal property (including, but not limited to, inventory and accounts) or trade fixtures of Sublessee whether or not located in the Premises. At the request of Sublessee, Sublessor shall execute and deliver to Sublessee or its lenders a release and waiver of any such lien rights or other interests in Sublessee’s personal property, including, but not limited to, inventory, accounts and trade fixtures, and confirming that Sublessor has not and will not claim a lien on any such property and permitting such lender access to the Premises in order to secure any such property Sublessee may have offered as collateral.

For purposes of this Lease, the term “trade fixtures” shall mean all trade fixtures, machinery and equipment owned or installed by Sublessee, whether or not affixed to the Premises or any improvements or buildings thereon, including all hoods, reactors, benches, vessels, dryers, cages, racks, incubators, plexiglass enclosures, evaporators, refrigeration equipment, laboratory equipment, storage systems, filtration systems, measuring and testing equipment and any other fixtures, machinery and equipment, all of which may be installed or replaced by Sublessee from time to time.

20.	SUBLESSEE’S COVENANTS

Sublessee covenants and agrees as follows:

(a) Sublessee shall permit Sublessor and its agents and prospective lenders to examine the Premises, and to show the Premises to prospective tenants commencing one year prior to the expiration of the Base Term (or any Extension Term, if applicable) of this Lease, at reasonable times during normal business hours. Notwithstanding the foregoing terms of this Section 20(a) or any other provision of this Lease to the contrary, (i) neither Sublessor, nor any of its mortgagees, representatives, contractors or employees shall exercise any right to enter the Premises without providing Sublessee with at least 1 business day advance notice, (ii) all such access shall be subject to Sublessee’s reasonable security, safety and sanitary precautions and restrictions, (iii) Sublessee shall have the right to have a representative accompany any such party during any such access to the Premises, and (iv) Sublessor shall ensure that any such party accessing the Premises shall conduct all of its activities on the Premises so as to minimize interference and disruption to Sublessee and Sublessee’s use and enjoyment of the Premises, and so as to protect Sublessee’s confidential information.

(b) Sublessee shall comply in all material respects with all federal, state and municipal laws, codes, orders, regulations and governmental health, safety and police requirements and, except to the extent the same are required to be obtained by Sublessor as part of Sublessor’s Work, obtain all required licenses and permits relating to Sublessee’s particular use of the Premises, and not applicable to the Building as a whole.

(c) Sublessee shall not injure, overload, deface or otherwise harm the Building or Premises or commit any nuisance, or permit the emission of any objectionable odor or noise from the Premises that would constitute a nuisance, or make any use of the Premises or Common Facilities which will increase the cost of Sublessor’s insurance (unless Sublessee pays for any such increased cost), or store or dispose of trash or refuse on or otherwise unreasonably obstruct the driveways, walks, halls, parking areas.

(d) Sublessee shall not suffer or permit strip or waste.

(e) Sublessee shall not use or permit the use of any sound apparatus for reproduction or transmission of music or sound that is audible beyond the physical interior of the Premises.

(f) Sublessee shall not install any window air conditioning unit in or upon the Premises.

(g) At the termination or earlier expiration of this Lease, Sublessee shall surrender all keys to the Premises, remove all of its trade fixtures and personal property in the Premises and all Sublessee’s exterior signs wherever located (unless not required to be removed pursuant to Article 9), remove any Alterations that were required to be removed at the expiration or termination of the Lease pursuant to Article 9, repair all damage caused by such removal and yield up the Premises, subject to Article 9 of this Lease, broom-clean and in the same good order and repair in which Sublessee is obliged to keep and maintain the Premises by the provisions of the Lease, reasonable wear and tear, damage resulting from Sublessor’s breach of its repair and maintenance obligations, and damage caused by casualty and governmental taking excepted. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Sublessor in such manner as Sublessor shall determine and Sublessee shall pay Sublessor the entire out-of-pocket cost and expense incurred by it for such removal and disposition and in making any incidental repairs and replacements to the Premises upon demand.

(h) Sublessee shall not place a load upon any floor of the Premises or Building exceeding the floor load per square foot area which such floor was designated to carry as set forth in the Final Building Plans and which is allowed by law. Business machines and mechanical equipment shall be placed and maintained by Sublessee at Sublessee’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Any moving of such equipment shall be at the sole risk and hazard of Sublessee and Sublessee shall reimburse Sublessor for any liability, loss, injury, claim or suit resulting directly or indirectly from such moving within thirty (30) days of Sublessor’s bill therefor.

(i) Except for signs installed as part of Sublessor’s Work (if any), Sublessee shall not install any signs on the exterior of the Building or Premises or in the interior of the Premises if visible from the exterior of the Premises except as permitted by this paragraph. All signs or lettering, if any, visible from the exterior of the Building or from any other common area or public place must be submitted by Sublessee to Sublessor for prior written approval of the size, color, design, and location of such signs or lettering before installation (including whether such signage meets the Building standard specifications), which approval shall not be unreasonably withheld, conditioned or delayed. All signage on the exterior of the Building shall be provided by Sublessee at Sublessee’s sole cost and expense and subject to approval by PDA and Sublessor agrees to use commercially reasonable efforts in assisting Sublessee in securing any and all governmental permits and approvals necessary for such signage, including without limitation, municipal and PDA approval. Sublessor, at its sole cost and expense, shall provide a tenant directory for the Building which shall include only Sublessee’s name. In no event shall Sublessee install any signage on more than one exterior façade of the Building and then only in accordance with the applicable provisions of this Lease including signage and Alterations performed or installed by Sublessee. Sublessee shall maintain, replace and repair any signage installed in or upon the Building by Sublessee and shall remove same at its sole cost and expense upon expiration or earlier termination of the Base Term or any Extension Term.

21.	EVENTS OF DEFAULT

The following shall be deemed to be events of default (“Events of Default” or “Event of Default”) hereunder:

(a) If Sublessee shall fail to pay the Fixed Rent or scheduled Additional Rent (including its Proportionate Share of Expenses), in each case when due hereunder and such failure continues for more than ten (10) days after receipt of notice from Sublessor that the same was due (except that Sublessor shall not be required to give such notice more than twice in any 12 consecutive calendar month period), or if Sublessee fails to pay any other charges provided for hereunder and such failure continues for more than ten (10) days after written notice from Sublessor designating such failure; or

(b) If Sublessee shall fail to comply with any other obligation or covenant hereunder and such failure continues for more than thirty (30) days after written notice from Sublessor to Sublessee specifying such failure. Notwithstanding the foregoing, if such failure by its nature cannot be cured within thirty (30) days, Sublessee shall be given such additional time as is reasonably necessary, provided Sublessee has promptly commenced to correct said failure within such thirty (30) day period and thereafter diligently and continuously pursues such correction to completion; or

(c) If any assignment shall be made by Sublessee for the benefit of creditors; or

(d) If Sublessee’s leasehold interest shall be taken on execution; or

(e) If a petition is filed by Sublessee for adjudication as a bankrupt, or reorganization or an arrangement under any provision of the Federal Bankruptcy Code as then in force and effect and such petition is not dismissed within 90 days of the filing thereof; or

(f) If a receiver has been appointed for any part of Sublessee’s property and not dismissed within sixty (60) days; or

(g) If Sublessee’s representations and warranties contained in this Lease or in any material document delivered in connection with the Sublessee Work shall have been incorrect in any material adverse way when made and such breach shall remain unremedied for more twenty (20) days after written notice from Sublessor to Sublessee specifying such breach.

22.	RIGHTS OF SUBLESSOR UPON SUBLESSEE’S DEFAULT

22.1 Sublessor’s Remedies. With respect to any Event of Default, (notwithstanding any waiver, license or indulgence granted by Sublessor with respect to the same or any other default in any former instance), Sublessor shall have the right, then or at any time thereafter that said default remains uncured, at its sole election:

(a) to terminate this Lease by written notice to Sublessee, which termination shall take effect on the date of delivery of said notice or on any later date (on or prior to the expiration of the then-current portion of the Term) specified in Sublessor’s termination notice; or

(b) to enter upon and take possession of the Premises pursuant to judicial process.

Sublessor’s repossession of the Premises under this Article shall not be construed to effect a termination of this Lease, unless Sublessor sends Sublessee a written notice of termination as required hereunder.

22.2 Reletting. Sublessor shall use commercially reasonable efforts to relet the Premises or any part thereof for such period or periods (which may extend beyond the Base Term) and at fair market rent (commercially reasonable rent) and upon such other commercially reasonable terms and conditions as Sublessor may reasonably deem advisable, and in connection with any such reletting, Sublessor may make or cause to be made, at its sole cost and expense, such reasonable additions, alterations and improvements to the Premises as Sublessor may deem advisable.

22.3 Removal of Goods. If Sublessor shall terminate this Lease or take possession of the Premises by reason of a default, Sublessee, and those claiming under Sublessee, shall forthwith remove their goods and effects from the Premises. If Sublessee or any such claimant shall fail so to remove within 30 days of such termination, Sublessor, without liability to Sublessee or to those claiming under Sublessee, may remove such goods and effects and may store the same for the account of Sublessee or of the owner thereof in any place selected by Sublessor. Sublessee shall be responsible for all reasonable costs of removal and storage.

22.4 Current Damages. No termination or repossession provided for in Article 22.1 shall relieve Sublessee of its liabilities and obligations hereunder all of which shall survive such termination or repossession; provided however, that Sublessor shall use reasonable efforts to mitigate any damages resulting from any default by Sublessee hereunder. In the event of any such termination or repossession, Sublessee shall pay Sublessor, in advance, on the first day of each month (and pro rata for the fraction of any month) for what would have been the entire balance of the Base Term or if applicable, any Extension Term, one-twelfth of the Annual Rental (defined below) for the Premises less the proceeds (if any) of any reletting of the Premises which remain after deducting Sublessor’s reasonable out-of-pocket expenses in connection with such reletting. Such expenses, all of which shall be reasonable, shall include, without limitation, removal, storage, the cost of painting and refurbishing the Premises, and attorneys’ and brokers’ fees.

22.5 Annual Rental. The “Annual Rental” for the Premises shall be the total of the Fixed Rent, Sublessee’s Proportionate Share of Expenses, and all other charges payable by Sublessee (whether or not to Sublessor) as if such termination or repossession had not occurred.

22.6 Liquidated Damages. At any time after termination or repossession and in lieu of recovery by Sublessor pursuant to Article 22.4 from and after such date of election by Sublessor, Sublessor may by written notice to Sublessee, elect to recover, and Sublessee shall thereupon pay, liquidated damages. The liquidated damages shall be an amount equal to the Fixed Rent and other sums which would be payable hereunder from the date of such termination (assuming that, for the purposes of this Article, annual payments by Sublessee on account of Expenses would be the same as the payments required for the immediately preceding year) discounted to present value using a discount rate equal to the prime rate published in the Wall Street Journal, (or a comparable newspaper if the Wall Street Journal shall cease to publish the prime rate) on the date such determination is made less the fair market value of the Fixed Rent and other sums for the Premises for such time period (the “Liquidation Amount”).

Nothing contained in this Lease shall, however, limit or prejudice the right of Sublessor to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

22.7 Remedies Cumulative. Any and all rights and remedies which Sublessor may have under this Lease and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time and from time to time insofar as permitted by law.

22.8 Sublessor’s Right to Cure Defaults. Sublessor shall have the right but not the obligation, to cure at any time and upon seven (7) days notice in writing (except in the case of emergency when no notice or opportunity to cure shall apply), any Event of Default by Sublessee under this Lease. Whenever Sublessor so elects, all reasonable costs and expenses incurred by Sublessor, including reasonable attorneys’ fees, in curing an Event of Default shall be paid by Sublessee to Sublessor on demand, as Additional Rent hereunder, together with interest at the Overdue Rate from the date of payment by Sublessor to the date of reimbursement by Sublessee. Notwithstanding anything to the contrary contained in this Lease, Sublessor covenants that it shall use reasonable efforts to mitigate any damage accruing as a result of a default by Sublessee.

22.9 Sublessor Defaults; Sublessee’s Right to Cure. If Sublessor shall default in the performance or observance of any agreement or condition contained in this Lease on its part to be performed or observed, including, without limitation, if Sublessor shall default in (i) the performance of Sublessor’s cleaning, maintenance, service and repair obligations, (ii) the payment of any installment of ground rent or any other sums or charges due under the Ground Lease, or performing all of its other obligations under the Ground Lease, (iii) the payment of any installment of principal or interest upon any mortgage which shall be prior in lien to the lien of this Lease, or (iv) the payment of any tax or other governmental charge required to be paid by Sublessor which shall be or become a lien upon the Building, and if Sublessor shall not cure any such default within thirty (30) days after notice from Sublessee specifying the default, Sublessee may, in its sole discretion, without waiving any claim for breach of this Lease, at any time thereafter cure such default for the account of Sublessor. Notwithstanding the foregoing, Sublessee may cure any such default of Sublessor prior to the expiration of such thirty (30) day cure period, but after providing notice to Sublessor, if the curing of such default prior to the expiration of said cure period is reasonably necessary to protect the Building or the Lot or Sublessee’s interest therein or to prevent injury or damage to persons or property. Any amount paid by Sublessee in curing such default shall be deemed paid for the account of Sublessor and Sublessor agrees to reimburse Sublessee for all of Sublessee’s reasonable costs and expenses incurred in curing such default, together with interest on such sums at the Overdue Rate from the date of demand until the date of payment. If Sublessor shall fail to reimburse Sublessee upon demand for any amount paid for the account of Sublessor hereunder, Sublessee shall be entitled to deduct or offset any such amounts against the next or any succeeding payment of Fixed Rent, Additional Rent or Expenses due hereunder.

22.10 Costs of Enforcement. Sublessee shall pay, within seven (7) days after receipt of Sublessor’s bill therefor, all reasonable costs and expenses (including without limitation reasonable attorneys’ fees) incurred by Sublessor in enforcing Sublessee’s obligations or Sublessor’s rights under this Lease. Sublessor shall pay, within seven (7) days after receipt of Sublessee’s bill therefore, all reasonable costs and expenses (including without limitation reasonable attorneys’ fees) incurred by Sublessee in enforcing Sublessor’s obligations or Sublessee’s rights under this Lease.

22.11 Overdue Rate. As used herein, “Overdue Rate” shall mean the sum of (i) the prime rate announced from time to time by Citizens Bank of New Hampshire, plus (ii) two percent (2%). Any payment of Fixed Rent, Additional Rent or other sums or charges payable by Sublessee under this Lease (other than late fees and interest on interest) not paid when due shall, at the option of Sublessor, bear interest at a rate equal to the Overdue Rate (but in no event higher than the maximum interest rate permitted by law) from the due date thereof until paid in full) and shall be due and payable as Additional Rent under this Lease forthwith upon demand by Sublessor.

22.12 No Recovery by Sublessee. During the occurrence and continuance of an Event of Default, Sublessee’s rights to receive any sums from Sublessor under this Lease shall be suspended and any monies held by Sublessor otherwise due Sublessee, notwithstanding anything herein to the contrary, may be applied, at Sublessor’s option, to cure such Event of Default or to Sublessor’s damages suffered thereby.

23.	NO WAIVER; NO ACCORD AND SATISFACTION: NO CONSEQUENTIAL DAMAGES

23.1 No Waivers. Any consent or permission by Sublessor or Sublessee to any act or omission which otherwise would be a default hereunder or any waiver by Sublessor or Sublessee of the terms, covenants or conditions hereof, shall not in any way be held or construed to operate so as to impair the continuing obligation of any term, covenant or condition herein, or to permit any similar acts or omissions. The failure of Sublessor or Sublessee to seek redress for a violation of, or to insist upon the strict performance of, any covenant, condition or obligation of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Sublessor of any rent with knowledge of any default hereunder shall not be deemed to have been a waiver of such default, unless such waiver be in writing signed by Sublessor.

23.2 No Accord and Satisfaction. No acceptance by Sublessor of a lesser sum than any sum due under any provision of this Lease shall be deemed to be other than on account of the earliest installment of such sum due, nor shall any endorsement or statement on any check or letter accompanying any check or payment be deemed an accord and satisfaction, and Sublessor may accept such check or payment without prejudice to any rights to recover the balance of such installment or pursue any other remedy in this Lease provided.

23.3 No Consequential Damages. Notwithstanding any provisions contained in this Lease to the contrary, Sublessor and Sublessee shall not be liable for any consequential damages arising out of or related to this Lease.

24.	FORCE MAJEURE

Except for the performance of any monetary obligations hereunder of Sublessee or Sublessor, the duties of Sublessor or Sublessee to observe or perform any of the provisions of this Lease on its part to be performed or observed shall be excused for a period equal to the period of prevention, delay or stoppage due to causes beyond the reasonable control of the affected party, by reason of strikes, civil riots, shortages of materials (except in the event materials of like kind or quality are available), war, invasion, terrorism, fire or other casualty, Acts of God, or other events not reasonably foreseeable or beyond the reasonable control of the affected party (“Force Majeure”), provided that (a) in no event shall financial difficulty of a party be considered Force Majeure, (b) the affected party has taken steps that are reasonable under the circumstances to mitigate the effects of such Force Majeure situation, (c) the affected party notifies the other party in writing of the event of Force Majeure within five (5) days after the occurrence thereof, (d) such Force Majeure actually causes such delay in observance or performance and (e) in no event shall a party’s performance be excused for more than 30 days, in any instance (or related instances), as a result of Force Majeure. This clause shall not be applicable to any payment due from Sublessee to Sublessor or Sublessor to Sublessee.

25.	SUBLESSOR’S LIABILITY; NON-RECOURSE

25.1 Sublessor’s Liability.

In no event shall Sublessor be liable for any breach of covenant during the Base Term or Extension Term, as applicable, unless the same shall occur during and within the period of time that it is the owner of the Building and the sublessee/tenant under the Ground Lease. Except as otherwise expressly set forth in this Lease, neither Sublessor nor any agent or employee of Sublessor shall be liable for any damage to the person or property of Sublessee or Sublessee’s Agents located in or upon the Building or Common Facilities, including but not limited to damage resulting from the following: (a) steam, gas, electricity, water, rain or snow, leaks from pipes, appliances or plumbing, falling plaster or other building components, dampness or any other cause, subject to the other provisions of this Lease regarding Sublessor’s construction warranties; (b) subject to the other provisions of this Lease regarding Sublessor’s construction warranties, any hidden defect on the Premises, the Building or Common Facilities; and/or (c) acts or omissions of persons occupying adjacent premises or other parts of the Building or otherwise entitled to use Common Facilities.

25.2 Non-Recourse. Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that the monetary liability of Sublessor hereunder shall be limited to its interest in the Lot and Building (and any proceeds or products thereof or therefrom (including insurance proceeds) in the event of a breach by Sublessor of any of the terms, covenants and conditions of this Lease to be performed by Sublessor unless such breach is a result of Sublessor’s fraud, gross negligence, willful misconduct or intentional breach of this Lease or the Ground Lease. In furtherance of the foregoing, Sublessee hereby agrees that any judgment it may obtain against Sublessor as a result of a breach of any of the terms, covenants or conditions hereof shall be enforceable solely against Sublessor’s interest in the Lot and Building, and any proceeds or products thereof or therefrom (including rent and insurance proceeds) and not against any other property or assets of Sublessor, except in cases of Sublessor’s fraud, gross negligence, willful misconduct or intentional breach of this Lease or the Ground Lease. Notwithstanding anything herein to the contrary, it is specifically understood and agreed that (i) no officer, director, shareholder, party, member, employee, trustee or beneficiary of Sublessor or Sublessee shall ever have personal liability hereunder. This Article shall not limit any right that Sublessee may have to obtain injunctive relief against Sublessor.

26.	RECORDING

Sublessor and Sublessee agree not to record this Lease, but each party agrees, on request of the other, to execute, acknowledge and deliver a notice of lease in recordable form, which shall be recorded with the Rockingham County Registry of Deeds. Such notice shall expressly state that it is executed pursuant to the terms of this Lease and is not intended to vary the terms and conditions of this Lease, and in no event shall such notice set forth the rent or other charges payable by Sublessee under this Lease.

27.	MECHANIC’S LIENS

Sublessee shall not permit any mechanics’ or materialmen’s or other liens to stand against the Premises, the Lot, the Building or Common Facilities for any labor or materials contracted by it in connection with work or Alterations of any character performed on the Premises or the Building, as the case may be. Any such lien shall be discharged or bonded over within forty-five (45) days after receipt of notice thereof or by filing a bond pursuant to applicable law. If Sublessee fails to discharge any such lien, Sublessor may do so at Sublessee’s expense and Sublessee shall reimburse Sublessor for any expense or cost incurred by Sublessor in connection therewith within fifteen (15) days of receipt of Sublessor’s bill therefor.

28.	DEFINITIONS

The words “Sublessor” and “Sublessee” as used herein shall include their respective heirs, executors, administrators, successors, representatives, assigns, agents, and servants. The words “it”, “he” and “him” where applicable apply to Sublessor or Sublessee regardless of gender, number, corporate entity, trust or other body. If more than one party signs this Lease as Sublessee or Sublessor, the covenants, conditions and agreements of Sublessee or Sublessor, as applicable, shall be joint and several obligations of each party.

29.	SEVERABILITY CLAUSE; COUNTERPARTS

If any provision in this Lease (or portion of such provision) or the application thereof to any, person or circumstance is held invalid, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

This Lease may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

30.	NOTICES

Notices, statements, demands, or other communications required or permitted to be given, rendered or made by either party to the other pursuant to this Lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made, when received if by hand delivery, by overnight delivery or overnight courier delivery (even if such delivery is refused) or by facsimile transmission with a confirmation copy sent by overnight delivery or by overnight courier delivery addressed to the other parties as follows:

To Sublessor:	CP Management
11 Court Street, Suite 100
Exeter, NH 03833
Attn: James J. Horne

To Sublessee:	Prior to the Rent Commencement Date:
Suite 400
One Washington Center
Dover, NH 03820
Attn: President

After the Rent Commencement Date:
180 International Drive
Pease International Tradeport
Portsmouth, NH 03801
Attn: President

Any party listed in this Article 30 may, by notices as aforesaid, designate a different address for addresses for notice, statements, demands or other communications intended for it.

31.	HOLDING OVER

If for any reason Sublessee retains possession of the Premises or any part thereof after the expiration of the Base Term or the Extension Term, if any, Sublessee shall pay Sublessor on the day Fixed Rent is due monthly rent (including Fixed Rent and all Additional Rent) for such occupancy equal to the sum of (x) 150% of the existing monthly Fixed Rent for the first 90 days of such holdover and 200% thereafter and (y) 100% of all Additional Rent being paid by Sublessee for the last month of the Base Term or for the last month of the Extension Term, if any (the “Base Holdover Rent”) for so long as such hold-over shall continue. Sublessee shall comply with all of the terms and provisions of this Lease during Sublessee’s occupancy of the Premises after the expiration of the Base Term or Extension Term, if any except that no new tenancy other than a tenancy at sufferance shall be created or exist. Sublessee shall indemnify and hold Sublessor harmless from and against any and all loss, costs or damages (direct, indirect and consequential) sustained or incurred by Sublessor as a result of any holding over in the Premises by Sublessee beyond expiration or earlier termination of the Term of this Lease, provided that Sublessor has given Sublessee at least forty-five (45) days’ advance written notice that Sublessor will incur damages, costs, liabilities or expenses, including attorneys’ fees, on account of Sublessee’s failure to vacate (which notice shall set forth in reasonable detail the reason and basis for such damages).

32.	ENVIRONMENTAL HAZARDS

Except for such Hazardous Matter as is typically used in connection with the operation of the Premises for the purposes permitted under this Lease, which Hazardous Matter shall be used, stored, handled and disposed of in accordance with all Environmental Requirements (as hereinafter defined), Sublessee and Sublessee’s Agents, shall not use, maintain, generate, allow or bring on the Premises or Common Facilities or transport or dispose of, on or from the Premises or Common Facilities (whether into the ground, into any sewer or septic system, into the air, by removal off-site or otherwise) any Hazardous Matter (as hereinafter defined).

Sublessee shall promptly deliver to Sublessor copies of any notice, orders or other communications received from any governmental agency or official affecting the Premises and concerning alleged violations of the Environmental Requirements.

Sublessee shall save the Sublessor Indemnified Parties harmless and indemnified from and against any and all Environmental Damages (hereinafter defined) which the Sublessor Indemnified Parties may sustain or be put to on account of: (1) the introduction of or release by Sublessee or Sublessee’s Agents of any Hazardous Matter upon, in or from the Premises from and after the Rent Commencement Date during the Base Term or Extension Term, if any, that corresponds with any period when Sublessee, or Sublessee’s Agents are occupying the Premises or any part thereof as a result of the action or inaction of Sublessee or Sublessee’s Agents in violation of Environmental Requirements; (2) the activities or other action or inaction of Sublessee or Sublessee’s Agents in violation of Environmental Requirements; and (3) an Event of Default resulting from the breach of any of Sublessee’s obligations under this Article 32. Sublessee’s indemnification of the Sublessor Indemnified Parties under this Article 32 shall survive the expiration or termination of this Lease.

Sublessor shall save the Sublessee Indemnified Parties harmless and indemnified from and against any and all Environmental Damages (hereinafter defined) which the Sublessee Indemnified Parties may sustain or be put to on account of: (1) the existence of any Hazardous Matters in, on or under the Building or the Lot prior to the Rent Commencement Date; (2) the introduction of or release by Sublessor or any other Sublessor Indemnified Party of any Hazardous Matter upon, in or from the Building or the Lot as a result of the action or inaction of Sublessee or Sublessee’s Agents in violation of Environmental Law; (3) the activities or other action or inaction of Sublessor or any Sublessor Indemnified Party in violation of Environmental Requirements; and (4) the breach of any of Sublessor’s obligations under this Article 32. Sublessor’s indemnification of the Sublessee Indemnified Parties under this Article 32 shall survive the expiration or termination of this Lease.

The provisions of this Article 32 shall be in addition to any other obligations and liabilities of Sublessee and Sublessor under this Lease and in the case of conflict between this Article 32 and any other provision of this Lease, the provision imposing the most stringent requirement on Sublessee or Sublessor, as applicable, shall control.

The following terms as used herein shall have the meanings set forth below:

“Hazardous Matter” shall mean any substance: (i) which is or become defined as Hazardous Substance, Hazardous Waste, Hazardous Material or Oil under The Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and the regulations promulgated thereunder, and any similar or analogous laws in effect in the State of New Hampshire, as same may be amended from time to time (“Applicable Law”); or (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to health or the environment and which is or becomes regulated and the presence of which requires investigation or remediation pursuant to any Applicable Law.

“Environmental Requirements” shall mean all Applicable Law, the provisions of any and all approvals required by or issued pursuant to Applicable Law, and the terms and conditions of this Lease insofar as the same relate to the release, maintenance, use, keeping in place, transportation, disposal or generation of Hazardous Matter, including without limitation those requirements pertaining to reporting, licensing, permitting, health and safety of persons, investigation, containment, remediation, and disposal.

“Environmental Damages” shall mean all liabilities, injuries, losses, claims, damages, settlements, attorneys’ and consultants’ fees, fines and penalties, interest and expenses, and costs of environmental site investigations, reports and cleanup arising out of or resulting from: any obligations or liability to PDA pursuant to Article 25 of the Ground Lease; any investigation or assessment of site conditions or of health of persons using the Building or Common Facilities required by Environmental Requirements; risk assessment and monitoring in connection with violations of Environmental Requirements; any cleanup, remedial, removal or restoration work to the extent required by Environmental Requirements; or, any damage caused by loss or restriction of square footage or usable space in the Premises for the Specified Uses due to the release of or contamination by Hazardous Matter in violation of Environmental Requirements.

Sublessor and Sublessee mutually agree to promptly deliver to the other any notices, orders or similar documents received from any governmental agency or official concerning Hazardous Matters affecting the Premises.

Notwithstanding anything to the contrary provided herein, Sublessee shall not be liable or responsible under this Lease in any respect whatsoever for any condition involving Hazardous Matter which may exist prior to or as of the date Sublessee takes occupancy of the Premises or which was not caused by Sublessee or Sublessee’s Agents.

The obligations of Sublessee contained herein shall survive the expiration or termination of the Lease.

33.	GOVERNING LAW

This Lease shall be governed exclusively by the provisions hereof and by the laws of the state of New Hampshire, as the same may from time to time exist.

34.	BROKERAGE

Sublessor and Sublessee represent and warrant that each has dealt with no real estate broker in connection with the consummation of this Lease. In the event any real estate broker makes a claim against Sublessor or Sublessee predicated on prior dealings with such party, Sublessor or Sublessee shall, with attorneys selected by the party defending the claim, defend and hold harmless the other party against whom the claim is made from all costs, expenses and damages associated with or arising out of the breach of this warranty.

35.	GROUND LEASE

Subject to the terms of the PDA Non-Disturbance Agreement, this Lease is subject and subordinate to the terms and provisions of the Ground Lease (whether or not this Lease is executed and delivered before or after the Ground Lease or any amendment thereto) and to the extent affecting the Building and/or the Lot, that certain Quitclaim Deed (the “Deed”) dated October 15, 2003, recorded in Book 4227, page 001, from the United States of America, acting by and through the Secretary of the Air Force, to the PDA with respect to the Tradeport. Subject to the terms of the PDA Non-Disturbance Agreement, Sublessee will, except as herein expressly provided, observe and perform all of the obligations of the sublessee under the Ground Lease and the Deed but only with respect to the Premises and the Lot and only to the extent applicable to Sublessor’s sublessees under the terms of the Ground Lease. Sublessor and Sublessee shall each notify the other promptly upon obtaining knowledge of any default under the Ground Lease. Without limiting the obligations of Sublessor pursuant to Article 7, Sublessor covenants and agrees to comply in all material respects with the Ground Lease and the Deed and to take no action that would cause a default under the Ground Lease or cause a termination (voluntary or involuntary) of the Ground Lease or elect to terminate the Ground Lease.

36.	ENTIRE AGREEMENT

The parties acknowledge that none of the prior oral and written agreements between them (and none of the representations on which either of them has relied) relating to the subject matter of this Lease shall have any force or effect whatever, except as and to the extent that such agreements and representations have been incorporated in this Lease.

37.	SUBLESSOR’S COMPLIANCE WITH LAWS

Sublessor shall construct, maintain and operate the Building and Lot in accordance with all applicable laws and all requirements of the Ground Lease.

38.	SUBLESSOR’S REPRESENTATIONS AND WARRANTIES.

Sublessor represents and warrants to Sublessee that: (i) Sublessor is a Delaware limited partnership, validly existing and in good standing in New Hampshire and, subject to approval of the PDA, Sublessor has all requisite power and authority to enter into this Lease and perform all obligations of Sublessor hereunder; (ii) upon execution of the Premises Ground Lease Amendment, Sublessor shall have the right and authority to lease the Premises to Sublessee and to construct, operate and maintain the Building, and (iii) there are no liens, attachments or similar claims (excluding mortgages) upon Sublessor or against the Building except for which Sublessor is diligently contesting the same or providing for the filing of a bond in accordance with applicable law.

39.	GENERAL

(a) The headings or titles to paragraphs or Articles or Sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

(b) Time is of the essence for each term and provision of this Lease.

(c) The terms and provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of Sublessor and Sublessee.

(d) Unless expressly set forth herein, any action or determination requiring the consent or approval of Sublessor or Sublessee shall not be unreasonably withheld, conditioned or delayed.

(e) Unless expressly set forth herein, any action or determination requiring the consent or approval of Sublessor hereunder shall not separately require the consent or approval of the PDA under the Ground Lease.

(f) To the extent any consent or approval of both Sublessor and the PDA is required to be obtained hereunder to any action or activity of Sublessee hereunder, and Sublessor is required to or has agreed to give its consent or approval hereunder, Sublessor shall cooperate with and use reasonable efforts to obtain such consent from the PDA.

(g) There will be no merger of the Lease or the leasehold estate created by the Lease with the leasehold estate created by the Ground Lease or the fee or other estate in the real property comprising the Lot by reason of those interests coming into common ownership, unless Sublessee consents to such merger in writing. Further, in case Sublessor acquires the fee title or any other estate, title or interest in the real estate and property thereon covered by the Ground Lease, this Lease shall simultaneously and without further action attach to and thereupon be and become a direct lease and constitute a leasehold estate of and encumbering the fee title or such other estate, title or interest so acquired, and such fee title or other estate, title or interest shall, without further assignment, mortgage or conveyance, become and be subject to such leasehold estate. Sublessor agrees, upon request by Sublessee and at no cost to Sublessee, to execute, acknowledge and deliver to Sublessee all further instruments and documents that Sublessee reasonably believes to be appropriate to provide further evidence or confirmation of such direct leasehold estate created by this Lease upon such fee or other interest.

(h) That certain Letter of Indemnity dated as of November 9, 2007 by and between Sublessor and Sublessee is hereby terminated and of no further force and effect and any obligations of Sublessor and Sublessee thereunder for payment of any sums whether or not presently due and owing are hereby irrevocably waived, released and terminated.

40.	SECURITY; LETTER OF CREDIT.

The term “Letter of Credit” shall mean and refer to a letter of credit issued by a bank or other commercial lender in substantially the form attached hereto as Exhibit G or in such other form as is reasonably acceptable to Sublessor, in the amount from time to time required to be maintained as a security deposit hereunder and otherwise conforming to this Article 40.

As security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Sublessee, Sublessee shall be required to deliver a Letter of Credit in the amount of $2,000,000 (subject to reduction as provided below) in favor of Sublessor as Beneficiary on or before the Construction Commencement Date.

The security deposit and the amount of the Letter of Credit required to be maintained hereunder shall be reduced to $1,500,000 in the event that (i) Sublessee has taken occupancy of the Building and has commenced paying Rent in accordance with the terms of the Lease, (ii) shares in Sublessee are or become publicly traded or Sublessee secures other equity funding reasonably acceptable to Sublessor’s lender, (iii) no Event of Default is continuing under this Lease, and (iv) Sublessor is not in default under the terms of its construction loan.

Sublessee’s obligation to deliver and maintain the Letter of Credit or any security deposit hereunder shall terminate and be of no further force and effect upon satisfaction of the following conditions: (i) shares in Sublessee are or become publicly traded and, to the extent that Sublessee is rated by Moody’s, S&P or another comparable credit rating agency, Sublessee’s credit rating equals or exceeds Baa (if rated by Moody’s) or BBB (if rated by S&P) and Sublessee shall have maintained such credit rating for the previous 12-month period (ii) Sublessee’s tangible net worth equals or exceeds $25,000,000, (iii) Sublessee’s cash and short-term investments equal or exceed $15,000,000, and (iv) Sublessee’s financial statements reflect (A) earnings before interest, taxes, depreciation, and amortization of at least $2,000,000, tested on a trailing 12-month basis, and (B) a debt service coverage ratio of at least 1.2X, calculated for the applicable period by taking the sum of Sublessee’s net income, interest, depreciation, amortization, and change in shareholder equity for such period and dividing it by the total of Sublessee’s regularly scheduled principal and interest payments due for such period. Sublessor shall return the Letter of Credit for cancellation within five (5) business days after Sublessee delivers notice to Sublessor, together with a certification of Sublessee’s Chief Financial Officer and reasonable evidence that the foregoing conditions have been satisfied, and after confirmation of the satisfaction of these conditions by Sublessor’s construction lender.

If a Letter of Credit has not been delivered to and accepted by Sublessor on or before the date required by this Lease, the failure to deliver such Letter of Credit within five days after notice of such failure may be treated by Sublessor as an Event of Default (without additional notice or opportunity to cure). Notwithstanding anything to the contrary contained in this Lease, if Sublessor elects to treat the failure to deliver the Letter of Credit in a timely manner as an Event of Default, Sublessor’s sole and exclusive remedy, at law or in equity, shall be to recover from Sublessee all reasonable and actual out-of-pocket costs incurred by Sublessor in connection with Sublessor’s pre-construction activities, not to exceed $300,000.00. Sublessor shall provide Sublessee with invoices or other reasonable back-up documentation evidencing Sublessor’s pre-construction costs for which Sublessor is seeking reimbursement, and Sublessee shall reimburse Sublessor for such costs within 30 days after receipt of such documentation.

Sublessor may draw on the Letter of Credit, in whole or in part, at Sublessor’s election without advance notice to Sublessee: (a) as necessary to cure an Event of Default, (b) if Sublessor is given notice by the issuer of the Letter of Credit that it is terminating or not extending or renewing the Letter of Credit and a replacement Letter of Credit is not provided by Sublessee at least fifteen (15) days in advance of its expiration date, (c) if the Letter of Credit expires on a specified date by its terms and is not renewed or replaced at least fifteen (15) days in advance of its expiration date, or (d) to the extent permitted by law, in the event any bankruptcy, insolvency, reorganization or any other debtor creditor proceeding is instituted by or against Sublessee.

Sublessor may apply any sum drawn on the Letter of Credit to cure such Event of Default(s) under this Lease in such order and priority as Sublessor elects in its absolute discretion. Cash proceeds of any draw on the Letter of Credit shall be held by Sublessor in a segregated, interest bearing account in Sublessee’s name for the benefit of Sublessor until such proceeds are applied to cure an Event of Default as permitted hereunder.

Sublessee shall, within five (5) days after any draw by Sublessor on the Letter of Credit by Sublessor pursuant to clause (a) above, restore the amount of the Letter of Credit drawn so that the Letter of Credit is restored to the original amount of the Letter of Credit, or, if less, the amount of the Letter of Credit then required to be maintained. If Sublessee does not restore the Letter of Credit to its original amount within the required time period, such non-restoration shall be considered an Event of Default. As a condition precedent to delivery of restored Letter of Credit, Sublessor shall simultaneously return to Sublessee all cash proceeds of the Letter of Credit drawn by Sublessor and not previously applied to cure an Event of Default hereunder.

Additionally, Sublessor’s draw and application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages. If Sublessee shall have fully complied with all of the covenants and conditions of this Lease, the Letter of Credit shall be returned to Sublessee or, if Sublessor has drawn on the Letter of Credit, the remaining proceeds of the Letter of Credit which are in excess of sums due the Sublessor shall be repaid to Sublessee, without interest, within thirty (30) Business Days after the expiration or termination of the Lease Term and delivery of possession of the Leased Premises to Sublessor in accordance with this Lease.

On any request by Sublessor made during the Term of this Lease, Sublessee shall cooperate in accomplishing any reasonable modification of the Letter of Credit requested by Sublessor. If the Letter of Credit should be lost, mutilated, stolen or destroyed, Sublessee shall cooperate in obtaining the issuance of a replacement at Sublessor’s cost and expense.

Sublessee shall not assign or grant any security interest in the Letter of Credit and any attempt to do so shall be void and of no effect.

In the event of a sale or transfer of Sublessor’s estate or interest in the Building, Sublessor shall transfer the Letter of Credit and any unapplied cash security deposit then being held to the vendee or the transferee, Sublessee shall pay any transfer fees charged by the issuing bank (or Sublessor at its option may pay same on Sublessee’s account and Sublessee shall pay such sum to Sublessor within ten (10) days after demand) and Sublessor shall thereafter be considered released by Sublessee from all liability for the return of the Letter of Credit. Sublessee shall cooperate in effecting such transfer.

If at the time of any refinancing of Sublessor’s construction loan or any subsequent refinancing of Sublessor’s interest in the Premises Sublessee is required to maintain a security deposit hereunder, Sublessor and Sublessee shall reasonably cooperate with each other and shall negotiate in good faith to re-underwrite and reduce the amount of the security deposit required hereunder taking into account the remaining term of the Lease and Sublessee’s then financial strength; provided, however, that the amount of the security deposit shall remain as it then exists, subject to the reduction and termination provisions set forth above, until such time as Sublessor and Sublessee are able to establish a new amount that is reasonably acceptable to both parties. In no event shall the amount of the security deposit or the Letter of Credit required to be maintained hereunder increase as a result of such subsequent underwriting.

No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Sublessee or any other person for any or all amounts drawn against the Letter of Credit or any other or additional Lease Security Deposit or other payment made by Sublessee under the provisions of this Lease, unless Sublessor has actually delivered such Letter of Credit (delivery to include issuance or transfer of any such Letter of Credit to such person as Beneficiary) or such proceeds to such mortgagee or purchaser, as the case may be. Upon delivery, each such mortgagee and purchaser shall be subject to and bound by all of the terms and conditions of this Article 40 applicable to the Letter of Credit, including the terms and conditions governing the right to draw thereunder and the application of the proceeds thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereunto set their hands and seals as of the date first above written.

SUBLESSOR:	200 INTERNATIONAL LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	200 International, LLC a Delaware limited liability company
	Its:	General Partner

		By:	/s/ Cyrus W. Gregg
		Name:	Cyrus W. Gregg
		Title:	Managing Member

		By:	/s/ Daniel L. Plummer
		Name:	Daniel L. Plummer
		Title:	Managing Member

SUBLESSEE:	TISSUELINK MEDICAL, INC. a Delaware corporation

	By:	/s/ Richard M. Altieri
	Name:	Richard M. Altieri
	Title:	Vice President and Chief Financial Officer

EXHIBIT C

200 Ground Lease

See Sublease between Pease Development Authority and 200 International Limited Partnership

dated as of April 5, 2001, together with all the following exhibits:

Exhibit
1	Application and Acceptance
2	Master Lease between Pease Development Authority and the United States Air Force
3	Federal Facilities Agreement
A	Plan Designating Subleased Premises
A-1	Plan Designating Option Area
A-2	Site Plan
A-3	Declaration of Easements
B	Construction Plans
B-1	Terms and Conditions for Payment and Application of Non-Refundable Deposit
C	Plans Designating Installation of Required Granite Sign Posts
D	FAA Requirements
D-1	Wastewater/Water Improvements
E	List of Environmental Laws and Regulations
F	Certificate of Legal Existence
G	Economic Development Administration Grant
H	Wetland Management Plan
I	Guarantees

EXHIBIT D

PLAN APPROVAL PROCESS

1. Project Plans. As part of Sublessor’s Work, the plans and specifications for the Building and Common Facilities, including all site, civil, architectural, engineering and landscape plans for the Building (the “Building Plans”) and Common Facilities (the “Common Facilities Plans; and together with the Building Plans, the “Project Plans”) are in the process of being developed by Sublessor and Sublessor’s Architect. For the sake of expediency, the Project Plans are being developed on two parallel tracks: (i) those Project Plans related to the Common Facilities and that portion of the Building other than Project Plans detailing Sublessee’s requirements for the interior improvements to the Building and tenant fit-up (the “Base Building Plans”) and (ii) the Project Plans (the “TI Plans”) detailing Sublessee’s requirements for the interior improvements to the Building and tenant fit-up (“Sublessee’s Improvements”). The current agreed upon Project Plans are attached or referenced on Schedule 1 to this Exhibit D. Sublessor and Sublessee shall work cooperatively and in good faith with one another and with Sublessor’s Architect to develop and finalize the remaining Base Building Plans and TI Plans. Sublessee shall promptly respond to any questions or draft plans presented by Sublessor’s Architect. To that end, Sublessee (or a representative of Sublessee) shall have the right and opportunity to attend all meetings and conferences with Sublessor’s Architect and engineers during preparation and review of the Project Plans. Sublessor shall deliver to Sublessee copies of all progress prints, plans, drawings and specifications promptly upon Sublessor’s receipt of same or cause its Architect and engineers to deliver the same simultaneously to Sublessor and Sublessee.

2. Approval Process. Sublessor and Sublessee shall work cooperatively and in good faith with one another and with Sublessor’s Architect to develop and finalize the Base Building Plans and TI Plans as expeditiously as reasonably practical. Sublessor and Sublessor’s Architect agree to work cooperatively with Sublessee to revise the Project Plans to reasonably address any comments or concerns of Sublessee, including the proper delineation of the elements of the Building and Common Facilities to be included in the Base Building Plans and those to be included in the TI Plans. At each phase of design development (e.g., outline specifications, schematic design, detailed specifications, construction drawings) Sublessor shall submit completed Project Plans to Sublessee for review and approval. If Sublessee disapproves of any aspect of the Project Plans, then Sublessee shall notify Sublessor specifying in reasonable detail the reasons for such disapproval, in which case Sublessor shall cause Sublessor’s Architect to revise the Project Plans in a manner consistent with Sublessee’s objections and resubmit such revised Project Plans to Sublessee for its review and approval; provided, however, that (i) Sublessor shall not submit for Sublessee’s approval any Project Plans that are inconsistent with previously approved Project Plans and (ii) Sublessee may not disapprove any matter that is consistent with previously approved Project Plans, without submitting a Change Proposal (as set forth below). This process shall be repeated until the Project Plans have been finally approved by Sublessee. Once approved by the parties, the Project Plans shall be attached hereto or referenced on Exhibit B as the Final Building Plans and Final Common Facilities Plans and shall not be modified except in accordance with the change order process described below.

3. Disputes. Disputes regarding the Base Building Plans which are not settled within 10 business days after notice of such dispute is delivered by one party to the other shall be resolved in accordance with the dispute resolution process set forth in Exhibit K. In the event of any dispute regarding the TI Plans, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Sublessee may make the final decision regarding such dispute, provided that (i) Sublessee acts reasonably and in good faith and such final decision is either consistent with or a compromise between Sublessor’s and Sublessee’s positions with respect to such dispute and (ii) that all costs and expenses resulting from any such decision by Sublessee relating to the TI Plans shall be payable out of the Construction Allowance (as defined below). Any changes to the Project Plans following the parties approval of same shall be processed in accordance with the change order process described below.

4. Change Orders. Sublessee and Sublessor shall have the right, in accordance herewith, to submit change proposals subsequent to the preparation and approval of the Project Plans. Any such change proposals requested by Sublessee or Sublessor after the delivery and approval by Sublessee of the Project Plans shall be requested and instituted in accordance with the provisions of this Exhibit D and shall be subject to the written approval of the other party, such approval not to be unreasonably withheld, conditioned or delayed.

If Sublessee wishes to request changes to the Project Plans (“Changes”), Sublessee shall request such Changes by notifying Sublessor in writing (a “Change Proposal”), which Change Proposal shall detail the nature and extent of any such Change. Sublessor shall, before proceeding with any Change, use diligent efforts to respond to Sublessee as soon as is reasonably possible and advise Sublessee of any anticipated increase in costs (including architectural and engineering fees) (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any Sublessee Delay which would likely result in the completion of Sublessor’s Work if a Change Proposal is made pursuant thereto (“Sublessor’s Change Order Response”). Sublessee shall have the right to then approve or withdraw such Change Proposal within five (5) days after receipt of Sublessor’s Change Order Response. If Sublessee fails to respond to Sublessor’s Change Order Response within such five (5) day period, the Change Proposal shall be deemed withdrawn. If Sublessee approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” and Sublessor shall cause the Change Order to be instituted. Sublessee shall reimburse Sublessor for Change Order Costs actually incurred by Sublessor as a result of a Change Order, but only to the extent such Change Order Costs result in the cost of Sublessee’s Improvements to exceed the Construction Allowance.

If Sublessor wishes to request Changes, Sublessor shall provide Sublessee with a Change Proposal, which Change Proposal shall detail the nature and extent of any such Change, together with all plans, drawings, specifications and other documentation necessary to show or describe the proposed Change. Sublessor shall advise Sublessee of any anticipated cost savings or cost increases associated with such Change Proposal, as well as an estimate of any delay (or time savings, if applicable) which would likely result in the completion of Sublessor’s Work if the Change Proposal is instituted. Sublessee shall have the right to disapprove a Change Proposal if (i) the Change could reasonably be expected to result in a delay in Substantial Completion or an extension of the Delivery Date, (ii) the Change could reasonably be expected to result in a decrease in quality or value of the Building or an increase in the cost to operate or maintain the Building, or (iii) the Change involves a substitution of materials, equipment or finishes that are of a lesser quality, value or utility than those previously specified in the Project Plans. Sublessee shall, within five (5) days (or such additional reasonable period of time as is necessary for Sublessee to properly evaluate the Change given its nature and complexity) after the delivery of such Change Proposal, notify Sublessor whether it approves or rejects the Change. If Sublessee approves the Change Proposal, then such Change Proposal shall be deemed a “Change Order” and Sublessor shall cause the Change Order to be instituted. If Sublessee disapproves the Change, then Sublessee’s notice to Sublessor shall be accompanied by Sublessee’s reasons for such disapproval along with recommendations, changes or modifications (if any) that would make the Change acceptable to Sublessee. After receipt of Sublessee’s rejection notice, Sublessor shall either withdraw the Change Proposal or modify the same in accordance with Sublessee’s recommendations and resubmit the same for Sublessee’s approval. If Sublessee approves such resubmitted Change Proposal, such Change Proposal shall be deemed a “Change Order” and Sublessor shall cause the Change Order to be instituted.

5. Sublessee Delay. As used in this Lease, a “Sublessee Delay” shall mean a delay in the performance of Sublessor’s Work that occurs because of Change Orders initiated by Sublessee, but only to the extent that completion of Sublessor’s Work shall have been actually delayed by such Sublessee Delay and provided that no period of time prior to the date Sublessor notifies Sublessee in writing of a Sublessee Delay shall be considered to be a Sublessee Delay. In the event of any Sublessee Delay that occurs prior to Construction Commencement, the Outside Construction Commencement Date and the Outside Delivery Date shall be extended one day for each day of actual delay caused by such Sublessee Delay and, in the event of any Sublessee Delay that occurs subsequent to Construction Commencement, the Outside Delivery Date shall be extended one day for each day of actual delay caused by such Sublessee Delay. In addition, if the Delivery Date is delayed as a result of a Sublessee Delay, then Sublessor, Sublessor’s Architect and Sublessee shall certify the date on which the Delivery Date would have occurred but for such Sublessee Delay, and the Rent Commencement Date shall occur on the date that is thirty (30) days after such certified date. Sublessor and Sublessor’s Architect shall provide Sublessee with reasonable back-up information and a detailed explanation supporting the determination of such certified date. If the parties are unable to agree upon such certified date, the dispute shall be resolved in accordance with the dispute resolution process set forth in Exhibit K.

6. Construction Allowance. Sublessor shall provide to Sublessee a construction allowance not to exceed $20.00 per square foot of the Building (as determined in accordance with the Measurement Method) (the “Construction Allowance”) to be applied toward the cost of the Sublessee’s Improvements. The Construction Allowance shall not be disbursed to Sublessee in cash, but shall be applied by Sublessor to the payment of the costs of Sublessee’s Improvements. In no event shall any portion of the Construction Allowance be used by Sublessor for design, engineering, construction or other costs associated with the base building, landscaping, utilities, Common Facilities or any other site improvements, or any other costs not directly associated with the Sublessee’s Improvements.

7. Sublessee Improvement Costs. The entire cost of performing the Sublessee’s Improvements (including design and preparation of the TI Plans, costs of Sublessor’s Work related to Sublessee’s Improvements, Change Order Costs initiated by Sublessee, and all other costs and expenses directly attributable to the design and construction of the Sublessee’s Improvements, is herein referred to as the

“Sublessee Improvement Costs.” Sublessor represents and warrants to Sublessee that it has priced out the TI Plans in existence on and as of the date hereof, and Sublessor agrees to construct Sublessee’s Improvements in accordance with the specifications set forth in said TI Plans and the Final Building Plans and Common Facilities Plans developed therefrom for a price not to exceed $21.47 per square foot of the Building (as determined in accordance with the Measurement Method) (the “Sublessee Improvement Cost Estimate”) and Sublessee shall not be responsible for any costs, fees (including architectural, engineering, or otherwise) or other expenses related to Sublessor’s Work in excess of the Sublessee Improvement Cost Estimate, except for any costs resulting from changes to the TI Plans after the date hereof or other Change Order Costs that cause the cost of Sublessee’s Improvements to exceed the Sublessee Improvement Cost Estimate. Sublessee Improvement Costs incurred by Sublessor up to a maximum amount of $1.47 per square foot above the Construction Allowance are hereinafter referred to as “Sublessee Contribution Costs.” Sublessee Improvement Costs incurred by Sublessor that are in excess of the Sublessee Improvement Cost Estimate are hereinafter referred to as “Excess Costs.”

Notwithstanding the Sublessee Improvement Cost Estimate, as soon as is reasonably practical, Sublessor shall use best efforts to obtain from its general contractor a fixed price for constructing Sublessee’s Improvements that does not exceed the Construction Allowance. In the event that Sublessor, after having used best efforts to do so, is unable to obtain from its general contractor a fixed price for constructing Sublessee’s Improvements within the Construction Allowance, Sublessee shall have the right to (i) cause Sublessor to obtain at least three (3) additional bids for constructing Sublessee’s Improvements, (ii) cause Sublessor’s Architect to make necessary changes or modifications to the TI Plans such that the Sublessee’s Improvements can be constructed for a fixed price not to exceed the Construction Allowance, or (iii) authorize Sublessor to proceed with the construction of the Sublessee’s Improvements and pay for any Sublessee Contribution Costs actually incurred by Sublessor. The parties agree that if Sublessee elects (i) or (ii) above, in no event shall it be deemed a Sublessee Delay. To the extent that Sublessee authorizes Sublessor to proceed in accordance with (iii) above and there are any Sublessee Contribution Costs, then, at Sublessee’s election, (x) Sublessee shall pay such Sublessee Contribution Costs to Sublessor from time to time within ten (10) business days following Sublessee’s receipt of a bill therefor from Sublessor (or Sublessor’s general contractor) or, (y) such Sublessee Contribution Costs shall be fully amortized on a per square foot basis over the ten-year period of the Base Term following the Rent Commencement Date, assuming Sublessor financing at an annual interest rate of 7.5%, and added to the Fixed Rental Rate.

By way of example of the operation of clause (y) above, if Sublessee’s Contribution Costs equal $1.47 per square foot and the square footage of the Building is measured to be 55,947 square feet, the Fixed Rental Rate would increase from $12.25 per square foot to $12.46 per square foot.

In addition, to the extent that there are Excess Costs due to Change Order Costs or changes to the TI Plans requested by Sublessee after the date hereof, Sublessee shall pay such Excess Costs to Sublessor from time to time during the performance of Sublessor’s Work, within ten (10) business days following Sublessee’s receipt of a bill therefor from Sublessor (or Sublessor’s general contractor).

8. Construction Management. The costs of construction of Sublessee’s Improvements shall be made available by Sublessor on an “open book” basis, such that Sublessee shall have reasonable rights of access to all of Sublessor’s books and records relating to the costs of construction. In connection therewith, Sublessor shall (i) obtain a guaranteed maximum price contract from its general contractor for Sublessee’s Improvements and (ii) cause its general contractor to obtain at least three (3) subcontractor bids for any subcontract with a total contract price in excess of $25,000 (except where there are not three (3) such subcontractors available, Sublessor and Sublessee shall mutually agree on a lesser number).

9. Construction Representatives. Sublessor’s and Sublessee’s representatives for coordination of design and construction and approval of Change Orders will be as follows, provided that either party may change its representative upon written notice to the other:

Sublessor’s Representative:

Jay Horne

c/o CP Management

11 Court Street, Exeter, NH 03822

Telephone: 603-778-6300

Telecopy: 603-778-6331

Sublessee’s Representatives:

Rick Altieri or Tad Vaughn

c/o TissueLink Medical, Inc.

Suite 400

One Washington Center

Dover, NH 03820

Telephone: 603-742-1515

Telecopy: 603-742-1488

Schedule 1 to Exhibit D

Current Architectural Plans and TI Plans

1.	See schematic design plans dated November 29, 2007 prepared by DeStefano Architects (Project No. 200726) and Sublessee space plan requirements delivered in connection therewith.

EXHIBIT E

ADDITIONAL INSURANCE REQUIREMENTS

All policies of insurance required to be carried by Sublessee shall be effected under valid and enforceable policies, in such forms and amounts as may, from time to time, be required under this Lease, issued by insurers of recognized responsibility which are authorized to transact such insurance coverage in the State of New Hampshire. Comprehensive General Liability Insurance shall be for the mutual benefit of Pease Development Authority, Sublessor, Sublessor’s mortgagee and Sublessee, with Pease Development Authority, Sublessor and Sublessor’s mortgagee included as additional insureds. Within twenty (20) days prior to the Rent Commencement Date, (and thereafter not less than twenty (20) days prior to the expiration date of each policy furnished pursuant to this Lease), a certificate of the insurer (reasonably satisfactory to Pease Development Authority) bearing a notation evidencing the payment of the premium or accompanied by other evidence reasonably satisfactory to Pease Development Authority of such payment, shall be delivered by Sublessee to Sublessor and Pease Development Authority.

Each certificate therefor issued by the insurer shall, to the extent obtainable from such insurer without additional cost, contain (i) an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice by registered, first-class mail to Pease Development Authority, Sublessor and Sublessor’s mortgagee and (ii) provide that the insurer shall have no right of subrogation against Pease Development Authority or Sublessor.

EXHIBIT H

Conditions to Construction Commencement

PDA and the City of Portsmouth shall have approved and consented to the Lease and the Specified Uses. Sublessor and the PDA shall have entered into the Premises Ground Lease Amendment and PDA, Sublessor and Sublessee shall have entered into the PDA Non-Disturbance Agreement.

The Final Building Plans and Final Common Facilities Plans shall have been approved by Sublessor and Sublessee, and the PDA, City of Portsmouth and State of New Hampshire, as necessary to obtain the Permits and Approvals.

Sublessor and Sublessor’s Architect shall have certified to Sublessee the square footage and useable square footage of the Building (the “Building Minimum Requirements”) based upon the Final Building Plans, such measurement to be in accordance with the Measurement Method.

Sublessor shall have, or shall have caused its counsel to, deliver to Sublessee a commitment for a policy of leasehold title insurance from a national title insurance company committing to insure title to Sublessee’s leasehold estate subject only to the encumbrances described in Article 1 hereof.

Sublessor shall have received the Permits and Approvals and all other permits and approvals necessary for the construction and operation of the Building and Common Facilities for the Specified Uses (other than the final certificate of occupancy) in accordance with the Final Building Plans and Final Common Facilities Plans and such permits and approvals shall be unconditional or conditioned upon terms reasonably satisfactory to Sublessee. For the purposes hereof, the Permits and Approvals shall be deemed to have been received only after any applicable appeals periods have run without appeal being taken or, if an appeal has been taken, only after such appeal has been finally determined or settled.

Sublessor shall have caused its counsel to have delivered to Sublessee a so-called zoning opinion demonstrating that the Building and Common Facilities, if constructed in accordance with the Final Building Plans and Final Common Facilities Plans, comply with all federal, state and local laws, bylaws, ordinances and regulations enacted or promulgated by any governmental or quasi - governmental authority (including the PDA) having jurisdiction over the Premises.

Sublessor shall have satisfied all conditions of the PDA under the Ground Lease to commence construction including the posting of any so-called infrastructure bonds, payment and performance bonds and any other insurance required by the Ground Lease in connection with the construction of the Building and Common Facilities and shall have received an estoppel from the PDA to such effect.

To the extent necessary to obtain the Permits and Approvals (other than the final certificate of occupancy), the condominium Declaration and other condominium documents and plans shall have been approved by the PDA, Sublessor, Sublessee, City of Portsmouth and State of New Hampshire and such condominium shall have been recorded and declared in accordance with Article 1 of the Lease.

Sublessor and its general contractor shall have entered into a construction contract (and its general contractor shall have entered into all subcontracts) for the construction of the Building and Common Facilities (which construction contract shall contain a construction schedule that reasonably provides for Substantial Completion on or prior to the Outside Delivery Date). If such construction contract is with an affiliate of Sublessor, it shall provide for arms-length terms and remedies (including construction warranties).

Sublessor shall have closed its construction loan or otherwise provided Sublessee with reasonable evidence that it has the financial capability to complete construction of the Building and Common Facilities in accordance with the Final Building Plans and Final Common Facilities Plans.

Sublessee, Sublessor and Sublessor’s construction lender (if any) shall have entered into an SNDA in form and substance reasonably acceptable to all parties thereto.

Sublessor shall have issued a notice to proceed under the construction contract and Sublessor’s general contractor shall have commenced construction of the Building and Common Facilities thereunder.

EXHIBIT I

Substantial Completion Conditions

Sublessor shall have provided Sublessee with not less than 30 days’ notice of the proposed Delivery Date.

The Building shall have been completed in accordance with the Final Building Plans and all applicable laws, except for Punch List Items (hereinafter defined) and shall contain square footage and useable square footage meeting the Building Minimum Requirements. Sublessor and Sublessor’s Architect shall have certified to Sublessee that the square footage and useable square footage of the Building, as-built, meets the Building Minimum Requirements measured in accordance with the Measurement Method. The term “Punch List Items” shall mean minor items of Sublessor’s Work which cannot practicably be done at the time and can be reasonably completed within 30 days (without unreasonable interference with Sublessee’s use and enjoyment of the Premises) or, with respect to completion of items such as landscaping, cannot or should not reasonably be completed until a later date (“Long Lead Items”), that, in any such case, are not necessary to make the Building or the Common Facilities reasonably tenantable for the Specified Uses and are set forth in a “punch list” signed by Sublessor and Sublessee, which shall set forth a completion date with respect to any Long Lead Items. With respect to Long Lead Items, Sublessor shall also provide Sublessee with evidence reasonably satisfactory to Sublessee that Sublessor has contracts and funds in place necessary to complete Long Lead Items on the agreed-upon schedule.

Sublessor shall have provided Sublessee with evidence reasonably satisfactory to Sublessee from the City of Portsmouth that, subject to move-in of Sublessee’s trade fixtures and personal property in accordance with applicable law, a permanent certificate of occupancy for the Premises permitting the Specified Uses shall issue.

Sublessor shall have provided an estoppel from the PDA under the Ground Lease that the Building and Common Facilities, other than Punch List Items, have been completed in accordance with the terms and requirements of the Ground Lease and that Sublessor is not in default thereunder.

Sublessor shall completely clean the Building. Concrete and ceramic surfaces shall be cleaned and washed. Resilient coverings shall be cleaned, waxed and buffed. Wood work shall be dusted and cleaned. Sashes, fixtures and equipment shall be thoroughly cleaned. Stains, spots, dust, marks and smears shall be removed from all surfaces. Hardware and all metal surfaces shall be cleaned and polished. Glass and plastic surfaces shall be thoroughly cleaned by professional window cleaners. All damaged, broken or scratched glass or plastic shall be replaced by Sublessor at Sublessor’s expense. Any equipment or material moved into the Building by Sublessee prior to Substantial Completion shall be protected and kept clean until the Building is turned over to Sublessee.

A report reasonably satisfactory to Sublessee from the Sublessor’s Contractor, approved by Sublessor’s Architect that all mechanical systems have been tested and are properly balanced.

Sublessor shall provide Sublessee with an updated commitment for a leasehold policy of title insurance showing that the Premises are not subject to any liens or encumbrances other than those permitted under the terms of the Lease.

EXHIBIT K

Dispute Resolution

In the event of (i) any dispute, claim or controversy arising out of or involving: (A) the Measurement Method under Section 1.4, (B) the amount of insurance required to be carried by Sublessor under Section 11.3, (C) the approval of the Base Building Plans pursuant to paragraph 3 of Exhibit D, or (ii) any other dispute, claim or controversy under the Lease (other than the appointment of a Valuation Expert under Section 2.2) that the parties are unable to resolve on their own (any of the foregoing, a “Dispute”), prior to filing or commencing any civil action or other proceeding (other than actions for equitable relief), Sublessor and Sublessee shall submit such Dispute to non-binding mediation in accordance with the procedures set forth below, and if such Dispute remains unresolved after the Mediation Expiration Date (as defined below), then either party may request that the matter be submitted to arbitration, all in accordance with and subject to the procedures set forth below.

Any mediation or arbitration shall take place at a mutually acceptable location in Portsmouth, New Hampshire.

Either party shall be entitled to seek equitable relief prior to or at any time during any such mediation or arbitration, regardless of whether the mediation or arbitration has concluded.

Either party may commence the mediation process by providing the other party with a written notice (“Dispute Notice”) setting forth the nature and subject of the Dispute and the relief requested. The parties shall cooperate with each other and shall use good faith efforts in selecting a mutually acceptable neutral third party mediator (who shall be a retired New Hampshire Superior Court Justice offering his services as an arbitrator or if unavailable, an attorney specializing in mediating or arbitrating commercial real estate disputes in New Hampshire) and in promptly scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith, and that they will share equally in all costs of the mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, shall be kept confidential, privileged and inadmissible for any purpose in any litigation or other proceeding involving the parties (including any arbitration proceeding), provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Neither party shall submit the Dispute to arbitration as provided below until 30 days after the date of the applicable Dispute Notice, (such date, the “Mediation Expiration Date”). Nothing herein shall prevent the parties from continuing with the mediation process after the commencement of arbitration or a civil action if both parties so desire.

If the parties are unable to resolve the dispute through mediation on or before the Mediation Expiration Date, then either party may thereafter submit the matter to arbitration by giving the other written notice thereof (“Arbitration Filing Notice”) within five (5) days after the Mediation Expiration Date. If an Arbitration Filing Notice is timely given, then the parties will cooperate with one another and shall act in good faith in selecting a mutually acceptable neutral third party arbitrator (who shall be a retired New Hampshire Superior Court Justice offering his services as an arbitrator or if unavailable, an attorney specializing in arbitrating commercial real estate disputes in New Hampshire) and in establishing mutually acceptable rules and procedures to govern the arbitration. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as an arbitrator in the case. If an arbitrator is appointed and the rules and procedures that will govern the arbitration agreed upon within ten (10) days after the Arbitration Filing Notice, then the Dispute will be resolved via arbitration and the decision of the arbitrator shall be final and binding upon the parties except to the extent appealable under NH RSA 542:8 or as otherwise agreed as part of the rules and procedures governing such arbitration. The parties will share equally in all costs of the arbitration pending the arbitrator’s decision, provided that the arbitrator shall award the prevailing party (if any) in such Dispute its fees and costs (including reasonable attorneys’ fees) in addition to any other relief granted. Such arbitration shall be expedited in a timely manner without undue delay.

If no Arbitration Filing Notice is timely given or if the parties are unable to agree upon a neutral third party arbitrator or the rules and procedures governing an arbitration of any Dispute within the ten (10) day period provided therefor, then either party shall thereafter be free to file a civil action or pursue any and all other remedies available to such party at law or in equity to resolve such Dispute.

EXHIBIT L

Required Permits and Approvals

1.	Vote of PDA to grant Ground Lease Premises Amendment as provided in Section 1.1 of the Lease and otherwise under terms acceptable to PDA, Sublessor and Sublessee.

2.	Execution of Ground Lease Premises Amendment with PDA.

3.	To the extent required to obtain a building permit for the Building and Common Facilities, approval of the Final Building Plans and Final Common Facilities Plans by PDA and City of Portsmouth agencies and boards, with all appeal periods having expired.

4.	New Hampshire Department of Environmental Services permits and approvals regarding wetlands and site excavation, and all related federal environmental permits or approvals.

5.	Building permit and collateral foundation, electrical, plumbing, life safety code and all other permits, approvals and inspections required by the City of Portsmouth Building Department.

6.	Unconditional, permanent Certificate of Occupancy issued by the City of Portsmouth Building Department.